Exhibit 2.01

PURCHASE AGREEMENT
dated as of July 18, 2005
by and among
APTUIT, INC.
QUINTILES TRANSNATIONAL CORP.,
QUINTILES, INC.,
QUINTILES LIMITED,
QUINTILES EAST ASIA PRIVATE LIMITED,
EARLY DEVELOPMENT AND PACKAGING SERVICES USA, L.L.C.,
EARLY DEVELOPMENT AND PACKAGING SERVICES (UK) LIMITED and
QUINTILES CLINICAL SUPPLIES AMERICAS, INC.

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	2
§1.1. Defined Terms	2
§1.2. Additional Defined Terms	7
§1.3. Construction	8
§1.4. Exhibits, Annexes and Sellers’ Disclosure Letter	9
§1.5. Knowledge	9

ARTICLE II PURCHASE AND SALE OF EQUITY INTERESTS AND SINGAPORE ASSETS	9
§2.1. Purchase and Sale of Equity Interests and Singapore Assets	9
§2.2. Purchase Price; Closing Estimates	10
§2.3. Purchase Price Adjustment	11
§2.4. Repayment of Intercompany Note and Intercompany Indebtedness	13
§2.5. Closing	13
§2.6. Allocation of Purchase Price	13

ARTICLE III REPRESENTATIONS OF EACH SELLER	14
§3.1. Existence and Good Standing of Seller; Ownership of Equity Interests and Singapore Assets	14
§3.2. Authorization; Non-Contravention	14
§3.3. Consents and Approvals; No Violations	15

ARTICLE IV REPRESENTATIONS OF SELLERS	15
§4.1. Organization and Qualification; Subsidiaries	15
§4.2. Capitalization	15
§4.3. Financial Statements; Liabilities	16
§4.4. Absence of Certain Changes	16
§4.5. Title to Personal Properties	17
§4.6. Owned Real Property	18
§4.7. Leased Real Property	18
§4.8. Material Contracts	19
§4.9. Litigation	20
§4.10. Compliance with Laws; Permits	20
§4.11. Tax Returns; Other Tax Matters	21
§4.12. Intellectual Property	22
§4.13. Employee Matters	24
§4.14. Employee Benefit Plans	24
§4.15. Environmental Laws and Safety Regulations	25
§4.16. Customers	26
§4.17. Suppliers	26
§4.18. Affiliate Transactions	27
§4.19. Sufficiency of Assets	27

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Page

§4.20. Brokers’ or Finders’ Fees	27
§4.21. The Reorganization	27
§4.22. Exclusivity of Representations	27

ARTICLE V REPRESENTATIONS OF PURCHASER	28
§5.1. Existence and Good Standing of Purchaser	28
§5.2. Authorization; Non-Contravention	28
§5.3. Consents and Approvals; No Violations	29
§5.4. Purchase for Investment	29
§5.5. Financial Ability	29
§5.6. Solvency; Funds	29
§5.7. Contact with Customers and Suppliers	29
§5.8. Brokers’ or Finders’ Fees	30
§5.9. Affiliates	30
§5.10. Exclusivity of Representations	30

ARTICLE VI COVENANTS	30
§6.1. Conduct of Business of the Companies	30
§6.2. Access and Information	33
§6.3. Commercially Reasonable Efforts; Regulatory Matters	36
§6.4. Public Announcements	36
§6.5. U.S. Employee Benefits Matters	36
§6.6. Notification of Certain Matters	37
§6.7. Transfer Taxes	38
§6.8. Antitrust Laws	38
§6.9. Termination of Discussions; No Solicitations	39
§6.10. Non-Competition	40
§6.11. Non-Solicitation	40
§6.12. Sellers’ Marks	40
§6.13. Kansas City Facility Assignment	41
§6.14. Tax Returns; Apportionment of Taxes	41
§6.15. U.K. Employee Transfer Regulations	43
§6.16. Tax Refunds	43
§6.17. Assistance and Cooperation	43
§6.18. Amended Returns	44
§6.19. Assignability	44
§6.20. Transfer of Chapter 100 Bond Program Assets	45
§6.21. Singapore Employee Transfer Regulations	45
§6.22. Section 338 Election	45
§6.23. Marketing and Sales Support	45
§6.24. Guaranties	45
§6.25. Internal Accounting Controls	46

ARTICLE VII CONDITIONS TO CLOSING	46
§7.1. Conditions to the Obligations of Each Party	46
§7.2. Conditions to Obligations of Purchaser	46
§7.3. Conditions to Obligations of Sellers	48

Page

§7.4. Frustration of Closing Conditions	48

ARTICLE VIII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION	48
§8.1 Survival of Representations	48
§8.2 Indemnification	49
§8.3 Indemnification Procedure	53
§8.4 Third Party Claims	54
§8.5 Exclusive Remedy; Limitations	55
§8.6 Tax Benefit	56

ARTICLE IX TERMINATION AND ABANDONMENT	56
§9.1. Termination	56
§9.2. Effect of Termination	57

ARTICLE X MISCELLANEOUS	58
§10.1. Fees and Expenses	58
§10.2. Notices	58
§10.3. Entire Agreement	59
§10.4. Disclosure	60
§10.5. Release	60
§10.6. Parties in Interest; Assignment; Amendment	61
§10.7. Counterparts	61
§10.8. Applicable Law; Jurisdiction	61
§10.9. Severability	61
§10.10. Specific Performance	62
§10.11. Waiver of Jury Trial	62
§10.12. Rules of Construction	62
§10.13. No Strict Construction	62
§10.14. Table of Contents; Captions	62
§10.15. Investigation by Purchaser; Sellers’ Liability	62

ANNEXES

Annex A	Singapore Assets
Annex B	Singapore Liabilities
Annex C	Purchase Price Allocation between Sellers
Annex D	Equity Interests
Annex E	Excluded Assets

EXHIBITS

Exhibit A	Intercompany Note
Exhibit B-1/B-2	Reorganization Agreements
Exhibit C	Singapore Assignment and Assumption Agreement
Exhibit D	Confidentiality Agreement
Exhibit E-1/E-3	Master Independent Contractor Agreements
Exhibit F	Facility and IT Separation Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Commercial Agreement

PURCHASE AGREEMENT
          PURCHASE AGREEMENT (this “Agreement”), dated as of July 18, 2005, by and among APTUIT, INC. (“Purchaser”), a Delaware corporation, QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (“Quintiles Transnational”) QUINTILES, INC., a North Carolina corporation (“Quintiles, Inc.”), QUINTILES LIMITED, a private limited company incorporated in England and Wales (registration number 03022416) (“Quintiles Limited”), QUINTILES EAST ASIA PRIVATE LIMITED, a Singapore private limited company (“Quintiles Asia” and together with Quintiles Transnational (in the case of Quintiles Transnational, solely for purposes of Section 6.2 (Access and Information), Section 6.3 (Commercially Reasonable Efforts; Regulatory Matters), Section 6.4 (Public Announcements), Section 6.7 (Transfer Taxes), Section 6.8 (Antitrust Laws), Section 6.9 (Termination of Discussions; No Solicitations), Section 6.10 (Non-Competition), Section 6.11 (Non-Solicitation), Section 6.14 (Tax Returns; Apportionment of Taxes), Section 6.16 (Tax Refunds), Section 6.17 (Assistance and Cooperation), Section 6.18 (Amended Returns), Section 6.19 (Assignability), Section 6.23 (Marketing and Sales Support), Section 6.24(b) (Guaranties), Article VIII (Survival of Representations; Indemnification), Section 9.2 (Effect of Termination), Section 10.8 (Applicable Law; Jurisdiction) and Section 10.11 (Waiver of Jury Trial)), Quintiles, Inc. and Quintiles Limited, each a “Seller” and collectively, “Sellers”), EARLY DEVELOPMENT AND PACKAGING SERVICES USA, L.L.C., a Delaware limited liability company (the “U.S. Company”), EARLY DEVELOPMENT AND PACKAGING SERVICES (UK) LIMITED, a private limited company organized under the laws of England and Wales (the “U.K. Company”), and QUINTILES CLINICAL SUPPLIES AMERICAS, INC., a New Jersey corporation (“Quintiles Supplies” and together with the U.S. Company and the U.K. Company, collectively the “EDP Companies”) (in the case of the EDP Companies, solely from the Closing Date and solely with respect to Article VIII (Survival of Representations; Indemnification), Section 10.8 (Applicable Law; Jurisdiction) and Section 10.11 (Waiver of Jury Trial)).
WITNESSETH:
          WHEREAS, prior to the date hereof, Quintiles Transnational has caused the assets, rights, agreements and interests of Quintiles, Inc. and Quintiles Limited identified in the Reorganization Agreements and the liabilities and obligations identified in the Reorganization Agreements, to be contributed or transferred to, and received and assumed by, as the case may be, the Companies (the “Reorganization”), on the terms and conditions set forth in the Reorganization Agreements;
          WHEREAS, the assets, rights, agreements and interests set forth on Annex A (collectively, the “Singapore Assets”) and the liabilities and obligations set forth on Annex B (collectively, the “Singapore Liabilities”) are owned or held by Quintiles Asia; and
          WHEREAS, Sellers desire to sell, assign and transfer, and Purchaser desires to purchase and assume, as the case may be, the EDP Companies, the Singapore Assets and the Singapore Liabilities, in each case pursuant to the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, IT IS AGREED:
ARTICLE I
DEFINITIONS
     §1.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States, the U.K. Competition Commission, the U.K. Office of Fair Trading, the European Union Commission, and any other Governmental or Regulatory Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.
          “Antitrust Laws” shall mean the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act (as defined herein), the Federal Trade Commission Act of 1914, as amended, the U.K. Fair Trading Act of 1973, the U.K. Enterprise Act of 2002, the U.K. Competition Act of 1998, the EU Merger Regulation (E.C. Regulation 139/2004), Articles 81 and 82 of the E.C. Treaty, and all other EU, federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
          “Berkshire Leases” shall mean (i) the Lease of Premises known as Winnersh 520, Winnersh Triangle, Wokingham, Berkshire by Slough Properties Limited to Simirex International Limited, dated February 27, 1997 and (ii) the Underlease of Premises known as Winnersh 520, Winnersh Triangle, Wokingham, Berkshire by Bell & Howell Limited and Simirex International Limited, dated January 7, 2000.
          “Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.
          “Cash” means all cash and cash equivalents determined in accordance with GAAP.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the Treasury regulations promulgated thereunder. Section references to the Code are to the Code as in effect on the date of this Agreement.

          “Companies” shall mean the U.S. Company and the U.K. Company.
          “Contract” shall mean any legally enforceable note, bond, mortgage, indenture, license, written contract, agreement, lease, real estate lease or instrument, including all amendments thereto.
          “Current Assets” shall mean accounts receivable services, unbilled services, accounts receivable/unearned contra, prepaid expenses, other receivables and inventory; provided, however, that deferred and current taxes are excluded.
          “Current Liabilities” shall mean accrued expenses, unearned income, unearned/accounts receivable contra and accounts payable; provided, however, that deferred and current taxes and payables related to the new packaging facility in Kansas City are excluded.
          “EDP Asia Business” shall mean the EDP Business conducted by Quintiles Asia on the date hereof.
          “EDP Business” shall mean the conduct or operation, by Quintiles Inc., Quintiles Limited, Quintiles Asia and Quintiles Supplies prior to the Reorganization, and by the EDP Companies and Quintiles Asia after the Reorganization, of the business of providing the following services: (i) drug development services designed to identify, quantify and evaluate the efficacy and safety profile of drug candidates while in a preclinical phase of research, (ii) services in the formulation, development, analytical testing and manufacture of pharmaceutical dose forms for clinical studies, and (iii) packaging, labeling and distribution services with respect to medications for use in clinical studies; provided, that EDP Business shall not include any of the following services performed by Sellers or their Affiliates (other than the EDP Companies): any labeling, storage, and distribution services incidental to comprehensive clinical programs managed for sponsors by Sellers or their Affiliates (excluding the EDP Companies), central laboratory services, or pharmacogenomics services.
          “Environmental Laws” shall mean all United States, United Kingdom, EU, Singapore or other applicable statutes, regulations, ordinances, Orders and similar provisions having the force or effect of law concerning pollution or protection of the environment (including with respect to effects on human health) in any of the jurisdictions in which the EDP Business operates.
          “Equity Interests” shall mean the U.S. Membership Interests and the U.K. Shares.
          “EU” shall mean the European Union.
          “Files and Records” shall mean all files and other records including all available customer lists, customer records generated from completed or active projects, reports, drawings, specifications, manufacturing data, facilities records, quality assurance records, test procedures and results, formulae, data, process instructions, purchasing and material specifications, statistics, personnel records, advertising or promotional materials and all other technical and financial information.

          “GAAP” shall mean United States generally accepted accounting principles, consistently applied.
          “Governmental or Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States, the United Kingdom, the EU, Singapore or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, policy, regulatory, taxing, importing or other governmental or quasi-governmental authority, including any stock exchange.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indebtedness” of any Person shall mean (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) all obligations of such Person for the deferred purchase price of goods or services, if such deferred purchase price is due later than (x) the customary payment date generally made available to such Person by such seller of goods or such provider of services or (y) where no customary payment terms exist, six months, (iv) all obligations of such Persons under capital leases that are properly classified as such on a balance sheet in accordance with GAAP, and (v) any guarantee by such Person of any of the foregoing of another Person (other than any guarantee by one EDP Company of any of the foregoing by any other EDP Company); provided, that Indebtedness shall not include (x) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice or (y) the endorsement of negotiable instruments for collection in the ordinary course of business.
          “Intellectual Property” means:
          (i) patents, copyrights, processes, inventions, formulae, research and development techniques, data, works, trade secrets and computer software;
          (ii) trademarks, service marks, trade dress and logos;
          (iii) domain names;
          (iv) any and all registrations, applications, recordings, and common-law rights relating to any of the foregoing; and
          (v) all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.
          “Intercompany Note” shall mean that certain Intercompany Note, dated July 1, 2005, by and between Quintiles Limited and the U.K. Company in the form attached as Exhibit A hereto.

          “Kansas City Facility Assignment and Assumption Agreement” shall mean the Kansas City Facility Assignment and Assumption Agreement, effective June 1, 2005, entered into by and between Quintiles, Inc. and the U.S. Company in connection with the Reorganization.
          “Kansas City Sublease” shall mean the Sublease, effective June 1, 2005, entered into by and between Quintiles, Inc. and the U.S. Company in connection with the Reorganization.
          “Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.
          “Liens” shall mean liens, security interests, options, rights of first offer or first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, servitudes, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property.
          “Material Adverse Effect” shall mean, (i) when used with respect to Purchaser or a Seller, as the case may be, any materially adverse effect on the ability of Purchaser or a Seller, as the case may be, to perform their respective obligations hereunder or that would materially delay the Closing (as hereinafter defined), or (ii) when used with respect to the EDP Companies and the EDP Asia Business, any circumstance, change or effect that has or would reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations or financial condition of the EDP Companies and the EDP Asia Business taken as a whole; provided, that none of the following shall, in each case, be considered in determining whether a “Material Adverse Effect” has occurred: (s) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in exchange rates or currency fluctuations, (t) changes in Laws by any Governmental or Regulatory Authority or changes in accounting requirements or principles, (u) changes, events or developments affecting generally the industries or markets in which the EDP Companies and the EDP Asia Business conduct business, including changes or developments in the use, adoption or non-adoption of technologies or industry standards, (v) the announcement or pendency of the Reorganization or the other transactions contemplated by this Agreement or the Transaction Documents or any communication by Purchaser of its plans or intentions (including in respect of employees) with respect to any of the businesses of the EDP Business, (w) the consummation of the transactions contemplated hereby or by the Transaction Documents or any actions by any Seller or the EDP Companies or any of their respective Affiliates taken pursuant to this Agreement or the Transaction Documents or in connection with the transactions contemplated hereby or thereby, or (x) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; provided, further, that the effects, changes and circumstances described in clauses (s), (t), (u) and (x) shall be considered in determining if a “Material Adverse Effect” has occurred to the extent such effects, changes and circumstances have had, or would reasonably be expected to have, a materially disproportionate adverse effect with respect to the EDP Companies and the EDP Asia Business taken as a whole relative to other entities operating businesses similar to the EDP Business. For purposes of this definition, “changes in Laws” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, Order, protocol, practice or measure or any other requirement of Law of or by any Governmental or Regulatory Authority which occurs subsequent to the date hereof.
          “Memoranda of Assignment” shall mean (i) the Memorandum of Assignment, effective as of June 1, 2005, made by and between Quintiles, Inc. and the U.S. Company and (ii) the Memorandum of Assignment of Lease, effective as of June 1, 2005, made by and between Quintiles, Inc. and the U.S. Company
          “Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.
          “Overlap Period” shall mean a taxable year or period that includes but does not end on the Closing Date.
          “Permitted Liens” shall mean (i) Liens reflected on the Balance Sheet, (ii) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the EDP Business, (iii) Liens incurred in the ordinary course of business which are not material and (iv) statutory Liens for current Taxes, assessments or governmental charges or levies not yet due and payable or that are being contested in good faith by Sellers, the Companies or their respective Affiliates and for which appropriate reserves have been taken in accordance with GAAP.
          “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization or a Governmental or Regulatory Authority.
          “Purchase Price” shall mean the aggregate consideration to be paid by Purchaser under Section 2.2, as adjusted by Section 2.3.
          “Reorganization Agreements” shall mean (i) that certain U.S. EDP Reorganization Agreement, effective as of June 1, 2005, by and between Quintiles, Inc. and the U.S. Company in the form attached as Exhibit B-1 hereto and (ii) that certain U.K. EDP Reorganization Agreement, effective as of June 1, 2005, by and between Quintiles Limited and the U.K. Company in the form attached as Exhibit B-2 hereto.
          “Riccarton Guarantees” shall mean (i) that certain Guarantee, dated July, 2005 by Quintiles Transnational in favor of Heriot-Watt University with respect to the performance by the U.K. Company (as assignee) of its obligations under that certain Lease, dated August 12 and September 9, 1975 by and among Heriot-Watt University and Syntex Pharmaceuticals Limited, as amended and assigned from time to time and (ii) that certain Guarantee, dated July, 2005 by Quintiles Transnational in favor of Heriot-Watt University with respect to the performance by the U.K. Company (as assignee) of its obligations under that certain Lease, dated November 3 and November 13, 1987 by and among Heriot-Watt University and Syntex Pharmaceuticals Limited, as amended and assigned from time to time.

          “Sellers’ Disclosure Letter” shall mean the disclosure letter delivered by Sellers to Purchaser upon or prior to entering into this Agreement.
          “Scheduled Claims” shall mean the claims described in Section 1.1(a) of the Sellers’ Disclosure Letter.
          “Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person owns more than a 50% equity interest.
          “Transaction Documents” shall mean the Reorganization Agreements, the Intercompany Note, the Singapore Assignment and Assumption Agreement, the Facility and IT Separation Agreement, the Transition Services Agreement, the Commercial Agreement, the Master Independent Contractor Agreements, the Kansas City Facility Assignment and Assumption Agreement, the Kansas City Sublease, the Memoranda of Assignment and the U.K. Leases (including all Exhibits and Annexes thereto).
          “Transfer Regulations” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended and in effect on the date of this Agreement.
          “U.K. Leases” shall mean (i) the Lease, effective as of June 1, 2005, entered into by and between Quintiles Limited and the U.K. Company with respect to the Bathgate facility used in the operation of the EDP Business and (ii) the Lease, effective as of June 1, 2005, entered into by and between Quintiles Limited and the U.K. Company with respect to the Livingstone facility.
          “U.K. Shares” shall mean all of the issued ordinary shares £1.00 each of the U.K. Company.
          “U.S. Membership Interests” shall mean all of the issued and outstanding membership interests of the U.S. Company.
          “Working Capital” shall mean Current Assets minus Current Liabilities.
     §1.2. Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below.

Defined Term	Section	Defined Term	Section
Agreed Claims	§8.3(c)	Arbitrator	§2.3(c)(ii)(x)
Agreement	Preamble	Balance Sheet	§4.3(a)
Allocation Schedule	§2.6(a)	Balance Sheet Date	§4.3(a)

Defined Term	Section	Defined Term	Section
Base Purchase Price	§2.2(a)(ii)	Master Independent Contractor Agreements	§7.2(f)
Basket Amount	§8.2(d)	Material Contract	§4.8(a)
Claims	§10.5	Notice of Objection	§2.3(c)(i)
Closing	§2.5	Owned Real Property	§4.6
Closing Date	§2.5	Permits	§4.10(b)
Closing Date Cash	§2.3(b)	PCBs	§4.15(a)
Closing Date Working Capital	§2.3(b)	Pre-Closing Customer Loss	§8.2(a)
Commercial Agreement	§7.2(i)	Purchaser	Preamble
Confidentiality Agreement	§6.2(i)	Purchaser Indemnified Party	§8.2(a)
Covenant Period	§6.10(a)	Purchaser Releasee	§10.5
Deemed Deductible	§8.2(e)(i)	Real Estate Leases	§4.7(a)
Quintiles Asia	Preamble	Reorganization	Recitals
Quintiles, Inc.	Preamble	Returns	§4.11(a)
Quintiles Limited	Preamble	Seller or Sellers	Preamble
Quintiles Supplies	Preamble	Seller Indemnified Party	§8.2(b)
Quintiles Transnational	Preamble	Sellers’ E&O Insurance	§8.2(e)
EDP Companies	Preamble	Sellers’ Marks	§6.12
EDP Intellectual Property	§4.12(a)	Seller Releasee	§10.5
ERISA	§4.14(a)	Singapore Assets	Recitals
Estimated Cash	§2.3(a)	Singapore Assignment and Assumption Agreement	§2.1(c)
Estimated Working Capital	§2.3(a)	Singapore Liabilities	Recitals
Excluded Assets	§6.1(d)	Solvent	§5.6
Excluded Purchaser Representations	§8.1(b)	Tax Benefit	§8.6(a)
Excluded Seller Representations	§8.1(a)	Taxes	§4.11(a)
Facility and IT Separation Agreement	§7.2(g)	Transfer Taxes	§6.7
Final Cash	§2.3(c)(iii)	Transition Services Agreement	§7.2(h)
Final Purchase Price	§2.3(c)(iii)	U.K. Company	Preamble
Final Working Capital	§2.3(c)(iii)	U.K. EDP Employees	§4.14(c)
Hazardous Substance	§4.15(a)	U.K. Employment Agreements	§4.14(d)
Indemnified Party	§8.3(a)	U.S. Company	Preamble
Indemnifying Party	§8.3(a)	U.S. EDP Employees	§6.5(a)
Knowledge of Sellers	§1.5	U.S. Employee Benefit Plans	§4.14(a)
Losses	§8.2(a)	USTs	§4.15(a)
     §1.3. Construction. In this Agreement, unless the context otherwise requires:
          (i) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (including e-mail) but shall not refer to any other electronic communication;

          (ii) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter gender and vice versa;
          (iii) except as otherwise provided, references to Annexes, Articles, Sections, Exhibits, the Preamble and Recitals are references to annexes, articles, sections, exhibits, the preamble and recitals of this Agreement;
          (iv) references to “day” or “days” are to calendar days;
          (v) any reference to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
          (vi) the words “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and
          (vii) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement.
     §1.4. Exhibits, Annexes and Sellers’ Disclosure Letter. The Exhibits and Annexes to this Agreement and the Sellers’ Disclosure Letter are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.
     §1.5. Knowledge. Except as set forth in Section 1.5 of the Sellers’ Disclosure Letter, where any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Sellers” or words of similar import, it shall mean only the actual knowledge of the individuals set forth in Section 1.5 of the Sellers’ Disclosure Letter, without independent investigation, as of the date hereof unless a different time is expressly specified. Where any representation, warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by Sellers, the EDP Business or any of the EDP Companies, such representation, warranty or other provision shall be interpreted to include only (i) any notice received by the individuals set forth in Section 1.5 of the Sellers’ Disclosure Letter or (ii) any notice received by any other Person, which notice any of the individuals set forth in Section 1.5 of the Sellers’ Disclosure Letter has actual knowledge of, without independent investigation, as of the date hereof unless a different time is expressly specified.
ARTICLE II
PURCHASE AND SALE OF EQUITY INTERESTS AND SINGAPORE ASSETS
     §2.1. Purchase and Sale of Equity Interests and Singapore Assets. (a) On the terms, and subject to the conditions, set forth in this Agreement, Quintiles, Inc. agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from

Quintiles, Inc. on the Closing Date, the U.S. Membership Interests. Quintiles, Inc. agrees to take such action as is reasonably necessary or legally required to reflect the purchase and sale of the U.S. Membership Interests on the books and records of the U.S. Company.
          (b) On the terms, and subject to the conditions, set forth in this Agreement, Quintiles Limited agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Quintiles Limited on the Closing Date, the U.K. Shares. Quintiles Limited agrees to take such action as is reasonably necessary or legally required to reflect the purchase and sale of the U.K. Shares on the books and records of the U.K. Company. The certificates, if any, representing the U.K. Shares shall be duly endorsed in blank, or accompanied by duly executed stock transfer forms with all necessary transfer tax, stamp duty, acquired at Sellers’ expense, affixed thereto.
          (c) On the terms, and subject to the conditions, set forth in this Agreement, Quintiles Asia agrees to sell, assign, transfer and convey to Purchaser (or a wholly-owned subsidiary of Purchaser) on the Closing Date, and Purchaser agrees to purchase and assume (or to cause such wholly-owned Subsidiary to purchase and assume) from Quintiles Asia on the Closing Date, the Singapore Assets and the Singapore Liabilities. In order to effect the transfer of the Singapore Assets and the Singapore Liabilities, Quintiles Asia and Purchaser shall execute and deliver at Closing an Assignment and Assumption Agreement in the form attached as Exhibit C hereto (the “Singapore Assignment and Assumption Agreement”).
     §2.2. Purchase Price; Closing Estimates. (a) In consideration for the purchase by Purchaser of the Equity Interests and the Singapore Assets, Purchaser shall on the Closing Date:
          (i) accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Singapore Liabilities (and execute and deliver the Singapore Assignment and Assumption Agreement);
          (ii) pay to Sellers an aggregate amount (the “Base Purchase Price”) equal to (u) one hundred twenty five million United States dollars ($125,000,000) minus (v) the principal outstanding on the Intercompany Note and any interest accrued thereon through the Closing Date, minus (w) any other Indebtedness of the EDP Companies outstanding as of the Closing Date; plus (x) the Estimated Cash, plus (y) the positive amount, if any, by which the Estimated Working Capital exceeds $21.0 million, minus (z) the positive amount, if any, by which $19.0 million exceeds the Estimated Working Capital. The portion of the Base Purchase Price to be paid by Purchaser to each Seller is set forth on Annex C hereto; and
          (iii) fund the U.K. Company with an amount equal to the principal outstanding on the Intercompany Note and any interest accrued thereon through the Closing Date.
The payments to be made by Purchaser pursuant to clause (ii) of this Section 2.2(a) shall be made to the relevant Seller by wire transfer of immediately available funds to the account or accounts identified by or on behalf of each Seller in writing at least two (2) Business Days prior to the Closing Date.
          (b) No later than ten (10) Business Days prior to the Closing, Seller shall provide to Purchaser an estimate of the aggregate amount of all intercompany payables, all inter-

company receivables and all Indebtedness as of the Closing and no later than two (2) Business Days prior to the Closing, Sellers shall provide to Purchaser the aggregate amount of all intercompany payables and all Indebtedness required to be settled prior to Closing as set forth in Section 6.1(c). Any determination of the Base Purchase Price and the components thereof and the Final Purchase Price and the components thereof shall be made after taking into account the settlement of intercompany payables and intercompany receivables effected in accordance with Section 6.1(c).
     §2.3. Purchase Price Adjustment. (a) At least two (2) Business Days but no more than five (5) Business Days prior to the Closing Date, Sellers shall, in consultation with Purchaser, prepare and deliver to Purchaser (i)(x) a written statement setting forth in reasonable detail an estimate of the combined Working Capital of the EDP Companies as of the close of business on the last Business Day of the last full calendar month preceding the Closing Date by at least twenty (20) calendar days (“Estimated Working Capital”), including such schedules and data with respect to the determination of the Estimated Working Capital as may be appropriate to support such calculation, and (y) a written statement setting forth an estimate of the amount of the combined Cash of the EDP Companies (“Estimated Cash”) as of the close of business on the last Business Day of the last full calendar month preceding the Closing Date by at least twenty (20) calendar days, which shall quantify in reasonable detail the items (including bank and brokerage accounts) constituting such Cash and (ii) a written statement of the positive amount, as applicable, by which (x) the Estimated Working Capital exceeds $21.0 million, if any, or (y) $19.0 million exceeds the Estimated Working Capital, if any. The calculation of Estimated Working Capital and Estimated Cash shall each be prepared in accordance with GAAP and in a manner consistent with the policies and principles (including any deviations from GAAP described in Section 4.3(a) of the Sellers’ Disclosure Letter) used by Sellers in connection with the preparation of the Balance Sheet.
          (b) Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Sellers (i) a written statement setting forth a calculation of the Working Capital of the EDP Companies as of the close of business on the day prior to the Closing Date (the “Closing Date Working Capital”), including such schedules and data with respect to the determination of the Closing Date Working Capital as may be appropriate to support such calculation, and (ii) a written statement of the combined Cash of the EDP Companies (the “Closing Date Cash”) as of the close of business on the day prior to the Closing Date, which shall quantify in reasonable detail the items (including bank and brokerage accounts) constituting such Cash. The calculation of Closing Date Working Capital and Closing Date Cash shall each be prepared in accordance with GAAP and in a manner consistent with the policies and principles (including any deviations from GAAP described in Section 4.3(a) of the Sellers’ Disclosure Letter) used by Sellers in connection with the preparation of the Balance Sheet. Upon delivery of such statements to Sellers, Purchaser shall provide Sellers and their respective representatives with reasonable access during business hours to the books and records of the EDP Companies and the EDP Asia Business in order to allow Sellers and their representatives to verify the accuracy of the determination by Purchaser of the Closing Date Working Capital and the Closing Date Cash.
          (c) (i) In the event that Sellers do not object to the determination by Purchaser of the Closing Date Working Capital or the Closing Date Cash by written notice of objec-

tion (the “Notice of Objection”) delivered to Purchaser within thirty (30) Business Days after Sellers receipt of the statements referred to in Section 2.3(b), such Notice of Objection to describe in reasonable detail Sellers’ proposed adjustments to the Closing Date Working Capital or, as the case may be, the Closing Date Cash, the Closing Date Working Capital and the Closing Date Cash shall each be deemed final and binding.
          (ii) If Sellers deliver a Notice of Objection to Purchaser, then any dispute shall be resolved as follows:
          (x) Sellers and Purchaser shall promptly endeavor to agree upon the determination of the Closing Date Working Capital or, as the case may be, the Closing Date Cash. In the event that a written agreement determining the amount of the Closing Date Working Capital or, as the case may be, the Closing Date Cash has not been reached within ten (10) Business Days after the date of receipt by Purchaser from Sellers of the Notice of Objection, Purchaser’s determination of the Closing Date Working Capital or, as the case may be, the Closing Date Cash shall be submitted to KPMG (the “Arbitrator”).
          (y) The parties shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.3(c) along with a statement of the reasons therefor within thirty (30) days of the submission to the Arbitrator of any dispute concerning the determination of the Closing Date Working Capital or, as the case may be, the Closing Date Cash. The decision of the Arbitrator shall be final and binding upon each party hereto and shall constitute an arbitral award that is final and non-appealable and upon which a judgment may be entered by any court of competent jurisdiction.
          (z) The fees and disbursements of the Arbitrator shall be borne by Sellers and Purchaser in inverse proportion as they may prevail on the matters resolved by the Arbitrator, which proportionate allocation shall be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the merits of the matters submitted.
          (iii) The combined Working Capital of the EDP Companies as finally determined in accordance with this Section 2.3(c) shall be referred to as the “Final Working Capital”; the amount of the combined Cash of the EDP Companies as finally determined in accordance with this Section 2.3(c) shall be referred to as the “Final Cash”; and the aggregate amount equal to the calculation of (u) one hundred twenty five million United States dollars ($125,000,000), minus (v) the principal outstanding on the Intercompany Note and any interest accrued thereon through the Closing Date, minus, (w) any other Indebtedness of the EDP Companies outstanding as of the Closing Date, plus (x) the Final Cash, plus (y) the amount, if any, by which the Final Working Capital exceeds $21.0 million, minus (z) the positive amount, if any, by which $19.0 million exceeds the Final Working Capital, shall be referred to as the “Final Purchase Price”.
          (d) If the Final Purchase Price exceeds the Base Purchase Price, Purchaser shall pay to Sellers an amount equal to such excess within three (3) Business Days after the determination of Final Working Capital and Final Cash, by wire transfer of immediately available funds to the account designated by or on behalf of Sellers. If the Final Purchase Price amount is less than the Base Purchase Price, Sellers shall pay to Purchaser an amount equal such deficiency within three (3) Business Days after the determination of Final Working Capital and Final Cash, by wire transfer of immediately available funds to an account designated in writing by or on behalf of Purchaser.
          (e) For purposes of determining Estimated Working Capital and Closing Date Working Capital only, all amounts in U.K. pounds sterling shall be converted to U.S. dollars at the rate of one dollar and eighty seven cents per U.K. pound sterling ($1.87 / GBP 1.00).
     §2.4. Repayment of Intercompany Note and Intercompany Indebtedness. Immediately after the Closing, Purchaser shall cause (x) the U.K. Company to repay the principal outstanding on the Intercompany Note and any interest accrued thereon to Quintiles Limited and (y) the EDP Companies to repay all intercompany payables and Indebtedness required to be settled prior to Closing as set forth in Section 6.1(c) and that have not been settled prior to Closing, in each case by wire transfer of immediately available funds to the account or accounts identified by or on behalf of Sellers in writing at least two (2) Business Days prior to the Closing Date.
     §2.5. Closing. The transactions referred to in Section 2.1 (the “Closing”) shall take place at 10:00 a.m. (New York time) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York on September 14, 2005, provided that the conditions set forth in Article VII are satisfied or waived, but in no event later than the fifth (5th) Business Day thereafter or at such other time and date as the parties hereto shall agree. Such date is herein referred to as the “Closing Date”.
     §2.6. Allocation of Purchase Price. (a) Sellers and Purchaser agree to allocate the aggregate Purchase Price to be paid pursuant to this Agreement as determined for U.S. federal income tax purposes in accordance with the Code (specifically Section 1060 or Section 338, as applicable, of the Code (or any comparable provisions of state or local law) or any successor provision). Sellers and Purchaser agree that Sellers shall prepare and provide to Purchaser a draft allocation of such Purchase Price (the “Allocation Schedule”) as adjusted pursuant to Section 2.3 among the Companies and the Singapore Assets within ninety (90) days after the Closing Date. Purchaser shall notify Sellers within thirty (30) days of receipt of such draft allocation of any reasonable objection Purchaser may have thereto. Sellers and Purchaser agree to resolve any disagreement with respect to such allocation as promptly as practicable and in good faith. If Purchaser and Sellers cannot mutually resolve Purchaser’s reasonable objections, such dispute shall be presented to an accounting firm mutually selected by Purchaser and Sellers, which accounting firm shall, within thirty (30) days thereafter, render a final and binding decision upon all of the parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Purchaser and Sellers.
          (b) Sellers and Purchaser hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the Allocation Schedule (as finally determined pursuant to Section 2.6(a)) in connection with the preparation of IRS Form 8594 and Form 8883 as such forms relate to the transactions contemplated by this Agreement. Neither Sellers nor Purchaser shall file any Return or other document or otherwise take any position which is inconsistent with such Allocation Schedule except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision. Notwithstanding any other provision of this Agreement, the foregoing agreement of this Section 2.6 shall survive the Closing Date without limitation.
ARTICLE III
REPRESENTATIONS OF EACH SELLER
          Each Seller, solely with respect to matters concerning itself and not with respect to matters concerning any other Seller, represents and warrants to Purchaser as follows:
     §3.1. Existence and Good Standing of Seller; Ownership of Equity Interests and Singapore Assets. Such Seller is duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of incorporation or formation, with full corporate power and authority to conduct the EDP Business as presently conducted and to own or use the properties and assets that it purports to own or use in the EDP Business. Such Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the EDP Business requires such qualification, except for such jurisdictions where the failure to be so qualified and, where applicable, in good standing, does not have a Material Adverse Effect on such Seller or the EDP Companies and the EDP Asia Business, taken as a whole. Such Seller is the lawful owner, beneficially and of record, of the Equity Interests set forth opposite its name on Annex D, free and clear of all Liens, except for Liens set forth in Section 4.5 of the Sellers’ Disclosure Letter or Liens created by Purchaser. Quintiles Asia has good title to the Singapore Assets, free and clear of all Liens, except for Permitted Liens.
     §3.2. Authorization; Non-Contravention. (a) Such Seller has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable. The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, as applicable, have been duly authorized and approved by such Seller and no other corporate or other action on the part of such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby, as applicable. This Agreement and, when executed and delivered, the Transaction Documents to which such Seller is a party, have been, or will have been, as the case may be, duly executed and delivered by such Seller and, assuming that this Agreement and the Transaction Documents to which such Seller is a party constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
          (b) The execution and delivery and performance by such Seller of this Agreement and, when executed and delivered, the Transaction Documents to which it is a party, as applicable, do not or, as the case may be, will not (i) conflict with or violate any of the provi-

sions of the charter or by-laws or other equivalent charter documents, as applicable, of such Seller, (ii) subject to the consents referred to in Section 3.3, conflict with or result in a breach of, or default under, any Contract set forth in Section 4.8 of the Sellers’ Disclosure Letter to which such Seller is a party or by which such Seller or any of its respective assets are bound or subject or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.3, contravene any Law or any Order, other than, in the case of clauses (ii) and (iii) above, such conflicts, breaches, defaults or contraventions which, either individually or in the aggregate, do not have a Material Adverse Effect on such Seller or the EDP Companies and the EDP Asia Business, taken as a whole.
     §3.3. Consents and Approvals; No Violations. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no notice, consent or filing of or to any Governmental or Regulatory Authority or other Person, which has not been received or made, is necessary or required with respect to such Seller in connection with the execution and delivery by such Seller of this Agreement and the Transaction Documents to which such Seller is a party or the consummation by such Seller of the transactions contemplated by this Agreement and the Transaction Documents to which such Seller is a party, except for (x) the consents or filings set forth in Section 3.3 of the Sellers’ Disclosure Letter, (y) the notices and consents related to Contracts set forth in Section 4.8 of the Sellers’ Disclosure Letter, as specified therein and (z) any other consents or filings which, if not made or obtained, do not, either individually or in the aggregate, have a Material Adverse Effect on such Seller or the EDP Companies and the EDP Asia Business, taken as a whole.
ARTICLE IV
REPRESENTATIONS OF SELLERS
          Sellers, severally and jointly, represent and warrant to Purchaser as follows:
     §4.1. Organization and Qualification; Subsidiaries. (a) Each EDP Company is duly organized or formed, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of incorporation or formation. Each EDP Company has the corporate or limited liability company power and authority to own its property and carry on its business as presently conducted. Each EDP Company is duly qualified to do business and, where applicable, is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except for such jurisdictions where the failure to be so qualified and, where applicable, in good standing, does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole. Sellers have made available to Purchaser true and correct copies of the minute books of the EDP Companies.
          (b) Other than Quintiles Supplies, which is a wholly-owned Subsidiary of the U.S. Company, none of the EDP Companies has any Subsidiaries.
     §4.2. Capitalization. Each EDP Company has the authorized and issued share capital or membership interests, as applicable, set forth in Section 4.2 of the Sellers’ Disclosure Letter. Quintiles Transnational owns, either directly or indirectly, all of the issued and outstanding capital stock of Quintiles, Inc., Quintiles Limited and Quintiles Asia. All of the outstanding Equity

Interests and the outstanding shares of Quintiles Supplies have been duly authorized, validly issued, are fully paid and are non-assessable. Except as set forth in Section 4.2 of the Sellers’ Disclosure Letter, (i) no shares of capital stock or membership interests, as applicable, of any EDP Company are reserved for issuance and (ii) there are no preemptive rights, rights of first refusal, or other similar rights, stock appreciation rights, phantom stock or similar plans, voting trusts, proxies or other similar agreements with respect to the capital stock or membership interests, as applicable, of any EDP Company or authorized options or warrants relating to the capital stock or membership interests, as applicable, of, or other equity or voting interest in, any EDP Company pursuant to which such EDP Company is or may become obligated to issue, deliver or sell, shares of its capital stock or membership interests, as applicable, or other equity or voting interest in such EDP Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock or membership interests, as applicable, of or other equity or voting interest in such EDP Company. Except as set forth in Section 4.2 of the Sellers’ Disclosure Letter, there are no outstanding obligations of any EDP Company to repurchase, redeem or otherwise acquire any capital stock or membership interests, as applicable, of such EDP Company.
     §4.3. Financial Statements; Liabilities. (a) Sellers have heretofore furnished Purchaser with the consolidated unaudited balance sheets of the EDP Business as of December 31, 2004, and as of March 31, 2005, together with the related consolidated unaudited statements of operations for the year ended December 31, 2004 and the three-month period ended March 31, 2005. Except as set forth in Section 4.3(a) of the Sellers’ Disclosure Letter, such financial statements (i) have been prepared in accordance with the books and records of the EDP Business, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) fairly present in all material respects the consolidated financial condition and results of the operations of the EDP Business as of the dates thereof and for the periods so indicated. The unaudited balance sheet of the EDP Business as of March 31, 2005 is referred to herein as the “Balance Sheet” and December 31, 2004 is referred to herein as the “Balance Sheet Date.”
          (b) Except as set forth in Section 4.3(b) of the Sellers’ Disclosure Letter, as of the date hereof, neither the EDP Companies nor Quintiles Asia (solely with respect to the EDP Asia Business) has any claims, obligations or liabilities (whether accrued, contingent, unliquidated, absolute, determined, determinable or otherwise), except for (x) claims, obligations or liabilities set forth in the Balance Sheet or disclosed in any footnotes thereto, (y) claims, obligations or liabilities not required under GAAP to be reflected in the Balance Sheet and (z) claims, obligations or liabilities incurred in the ordinary course of business that do not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole.
     §4.4. Absence of Certain Changes. Except as set forth in Section 4.4 of the Sellers’ Disclosure Letter or as otherwise contemplated by this Agreement or the Transaction Documents, from the Balance Sheet Date until the date of this Agreement, (x) the EDP Business has been conducted in all material respects in the ordinary course of business, (y) there has been no Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole, and (z) none of Sellers (with respect to the EDP Business) or the EDP Companies (as applicable) has:

          (i) (1) made any loans, advances or capital contributions to or investments in any other Person, except for customary loans or advances to employees, in each case in the ordinary course of business, or (2) mortgaged, pledged or permitted any assets of the EDP Business to become subjected to any Lien other than a Permitted Lien;
          (ii) sold, transferred, leased or otherwise disposed of any assets of the EDP Business in excess of $100,000, except for sales, transfers or other dispositions of inventory and other assets in the ordinary course of business;
          (iii) made any capital expenditure related to the EDP Business individually in excess of $100,000 or commitment therefor not otherwise included in or contemplated by the capital expenditures budget with respect to the EDP Business (a copy of which has been furnished to Purchaser);
          (iv) increased the compensation of any officer of the EDP Business or granted any general salary or benefits increase to their respective employees of the EDP Business other than in the ordinary course of business;
          (v) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions with respect to the EDP Business, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;
          (vi) changed the accounting principles, practices or methods applicable with respect to the EDP Business, other than as required by GAAP;
          (vii) settled or compromised any pending or threatened suit, action or claim with respect to the operation of the EDP Business (1) for an amount in excess of $100,000 or (2) the settlement or compromise of which (x) provided for any admission of liability by an EDP Company or Quintiles Asia (solely with respect to the EDP Asia Business), (y) contained covenants that materially restrict the EDP Companies’ or the EDP Asia Business’ right to operate or compete, or (z) has a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole;
          (viii) (1) revalued for accounting purposes in any material respect any of the assets of the EDP Companies or the Singapore Assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as may be required by Law or GAAP, (2) canceled any Indebtedness owing to the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) or (3) waived or assigned any claims or rights of substantial value related to the EDP Business; or
          (ix) agreed in writing or otherwise to take any of the actions described in the foregoing clauses (i) through (viii).
     §4.5. Title to Personal Properties. Except as set forth in Section 4.5 of the Sellers’ Disclosure Letter or as otherwise contemplated by the Reorganization Agreements, the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business) have good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Per-

mitted Liens, all of the material tangible and intangible personal property and assets reflected in the Balance Sheet, except for properties and assets disposed of in the ordinary course of business since the Balance Sheet Date.
     §4.6. Owned Real Property. Section 4.6 of the Sellers’ Disclosure Letter contains a true and correct list of all real property related to the conduct of the EDP Business owned in whole or in part by the EDP Companies as of the date hereof (the “Owned Real Property”). Except as set forth in Section 4.6 of the Sellers’ Disclosure Letter, each EDP Company has good and marketable title to all such real property owned by it as specified therein, free and clear of all Liens, except for Permitted Liens or Liens created by Purchaser. Except as provided in Section 4.6 of the Sellers’ Disclosure Letter, with respect to the Owned Real Property:
          (i) there are no pending or, to the Knowledge of Sellers, threatened condemnation proceedings, lawsuits or administrative actions relating to the property or other matters which would in any material respect adversely affect the use, occupancy or value thereof;
          (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the Owned Real Property or any portion thereof;
          (iii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein; and
          (iv) there are no parties (other than the EDP Companies or Quintiles Asia) in possession of such Owned Real Property.
     §4.7. Leased Real Property. (a) Section 4.7(a) of the Sellers’ Disclosure Letter contains a true and correct list of all real property leases and material Contracts related to real property related to the conduct of the EDP Business to which any EDP Company or Quintiles Asia (solely with respect to the EDP Asia Business) is a party or otherwise bound as of the date hereof (the “Real Estate Leases”). Each lease set forth in Section 4.7(a) of the Sellers’ Disclosure Letter is in full force and effect and all rents and additional rents due to the date hereof on each Real Estate Lease have been paid. As of the date hereof, to the Knowledge of Sellers, there exists no material default (and since January 1, 2004, Sellers have not received written notice of any such default) under any Real Estate Lease.
          (b) True and correct copies of the Real Estate Leases, and all amendments, modifications or supplements thereto, have been made available to Purchaser.
          (c) Except as set forth in Section 4.7(c) of the Sellers’ Disclosure Letter or as otherwise contemplated by the Transaction Documents, since January 1, 2004, none of Sellers, the EDP Companies nor Quintiles Asia (solely with respect to the EDP Asia Business) has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Estate Leases.
          (d) Except as set forth in Section 4.7(d) of the Sellers’ Disclosure Letter, since January 1, 2004, none of Sellers, the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) has exercised any option contained in any Real Estate Lease to purchase the premises demised by such Real Estate Lease or any option contained therein to lease any additional premises.
          (e) Except as set forth in Section 4.7(e) of the Sellers’ Disclosure Letter there are no parties (other than the EDP Companies or Quintiles Asia) in possession of the premises demised by any Real Estate Lease and, to the Knowledge of Sellers, there are no subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the parcel or any portion thereof.
     §4.8. Material Contracts. (a) Section 4.8(a) of the Sellers’ Disclosure Letter sets forth all Contracts to which any of Sellers, the EDP Companies or Quintiles Asia (solely with respect to Contracts that exclusively relate to the EDP Asia Business) is a party or is bound that relate exclusively to the EDP Business, as of the date of this Agreement, of the following types (each, a “Material Contract”):
          (i) each service agreement, master services agreement, master independent contractor agreement, preferred provider agreement and work order (other than work orders governed by a master services, master independent contractor or preferred provider agreement) for services provided by the EDP Business to any of the ten largest customers of the EDP Business (based on the EDP Business’ revenues accrued during calendar year 2004);
          (ii) Contracts that involve performance of services on behalf of, or delivery of raw materials, supplies, merchandise or other goods to, the EDP Business by any of the ten largest suppliers of the EDP Business (based on the EDP Business’ expenditures made during calendar year 2004);
          (iii) all the executive employment agreements between an EDP Company and any of its employees;
          (iv) agreements (1) not to compete after the Closing or (2) that materially restrict the right of the EDP Companies to conduct business after the Closing;
          (v) mortgages, indentures, notes, bonds or other agreements relating to Indebtedness of the EDP Companies or the EDP Asia Business;
          (vi) each Contract providing for payment of sales commissions by Sellers or an EDP Company to any Person that requires, or reasonably would be expected to require, aggregate payments in excess of $200,000 during calendar year 2005;
          (vii) each Contract providing for the lease of any tangible personal property used or held for use exclusively in the operation of the EDP Business that requires, or reasonably would be expected to require, aggregate payments in excess of $200,000 during calendar year 2005;
          (viii) each acquisition, partnership, limited liability company or joint venture Contract relating to the EDP Business;

          (ix) each Contract, commitment or arrangement either (A) expressly requiring any payments or (B) the terms of which expressly provide for an increase in the amount of any payment, in either case solely by reason of the entering into, or in connection with, the transactions contemplated by this Agreement; and
          (x) any agreement to enter into any of the foregoing.
          (b) Except as set forth in Section 4.8(b) of the Sellers’ Disclosure Letter, all Material Contracts are in full force and effect, and there exists no default or event of default by any of Sellers, the EDP Companies or the EDP Asia Business, and no event or circumstance has occurred which (i) constitutes, or after notice or lapse of time or both would constitute, a default or event of default thereunder on the part of Sellers, the EDP Companies or the EDP Asia Business, or (ii) to the Knowledge of Sellers, would result in a right to accelerate or a loss of material rights under any such Material Contract, except for defaults, events of default, accelerations or losses of material rights arising in the ordinary course of business or which do not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole.
          (c) Sellers have made available to Purchaser prior to the execution of this Agreement copies of each written Material Contract (other than any Contract described in Section 4.20) (together with any and all modifications, amendments or supplements thereto) in their possession.
     §4.9. Litigation. Set forth in Section 4.9 of the Sellers’ Disclosure Letter, as of the date of this Agreement, are all actions, suits, proceedings at law or in equity, and any arbitration and any administrative or other proceeding by or before any Governmental or Regulatory Authority, pending, or, to the Knowledge of Sellers, threatened in writing, against or directly affecting the EDP Companies, the EDP Business or the EDP Asia Business.
     §4.10. Compliance with Laws; Permits. (a) Except as set forth in Section 4.10(a) of the Sellers’ Disclosure Letter, to the Knowledge of Sellers, the conduct of the EDP Business as of the date hereof is in compliance with all applicable Laws and Orders, except for (x) any failures to so comply which do not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole, or (y) any non-compliance correctable in the ordinary course of business without incurring material costs or expenses.
          (b) Except as set forth in Section 4.10(b) of the Sellers’ Disclosure Letter, to the Knowledge of Sellers, the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business) have all permits, licenses, approvals, certificates and other authorizations (“Permits”) necessary for the operation of the EDP Companies, the EDP Business and the EDP Asia Business, taken as a whole, as currently conducted, except where the failure to do so does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole. Section 4.10(b) of the Sellers’ Disclosure Letter sets forth the Permits held by each EDP Company or Quintiles Asia (solely with respect to the EDP Asia Business).
          (c) Except as set forth in Section 4.10(c) of the Sellers’ Disclosure Letter, to the Knowledge of Sellers, since September 1, 2003, none of Sellers, the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) has received written notice of any investigation by or before any Governmental or Regulatory Authority specifically identifying a possible violation of any provision of any Law or Order applicable to the EDP Business, other than any such investigation that does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole.
     §4.11. Tax Returns; Other Tax Matters. (a) Each Seller and each of the EDP Companies has timely filed or caused to be filed with the appropriate taxing authority all U.S. federal income and other material returns, statements, forms and reports with respect to Taxes, including any related material schedules, attachments or other supporting information, and including any amendments thereto (the “Returns”) that are required to be filed with respect to the EDP Business on or prior to the Closing Date (taking into account any applicable extension of time within which to file). All material Taxes due and payable by each of Sellers and EDP Companies with respect to the EDP Business have been paid in full whether or not reflected on any Return. All such Returns are true and correct in all material respects. “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States or foreign federal, state, local, and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, escheat and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, all estimated taxes, deficiency assessments, additions to Tax, penalties and interest.
          (b) Except as set forth in Section 4.11(b) of the Sellers’ Disclosure Letter:
          (i) none of Sellers or the EDP Companies is currently the subject of an audit or other examination of Taxes with respect to the EDP Business by the tax authorities of any nation, state or locality or has received any written notices from any taxing authority relating to any issue which, if adversely determined, has a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole;
          (ii) none of Sellers or the EDP Companies is presently contesting a Tax liability with respect to the EDP Business before any court, tribunal or agency which, if adversely determined, has a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole;
          (iii) none of the EDP Companies has received a written ruling or entered into a written agreement with a taxing authority relating to any Tax if such ruling or agreement applies by its terms to any taxable periods ending after the Closing Date;
          (iv) none of the EDP Companies has received a written ruling within the past three years from a taxing authority with respect to a transaction entered into prior to the Closing Date related to the EDP Business;
          (v) all Taxes that any Seller or any of the EDP Companies is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party with respect to the EDP Business have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable, except for such Taxes the failure to withhold and pay which does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole;
          (vi) there are no outstanding agreements or waivers extending the statutory period of limitations in respect of the filing of any Returns or the payment of any Taxes of the EDP Companies;
          (vii) no written claim has within the past three years been made by a taxing authority in a jurisdiction where the EDP Companies do not file Returns that any such EDP Company is or may be subject to any income or other material taxation by that jurisdiction. To the Knowledge of Sellers, there are no encumbrances (other than Permitted Liens) on any of the assets of any of the EDP Companies or on any of the Singapore Assets that arose due to any failure (or alleged failure) to pay any Tax, except for Taxes the failure to pay which does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole;
          (viii) none of the EDP Companies (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income Return (other than a consolidated group of which any Seller or Quintiles Transnational is the parent), (ii) has any liability for any Tax owing under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law) or (iii) has any liability for any Tax owing by another Person actually asserted against such EDP Company as of the date hereof including (A) as a transferee or successor or (B) by contract, in either case, that has a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole;
          (ix) none of the EDP Companies has made or agreed to make any change in any method of accounting of such EDP Company which would require such EDP Company to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) after the Closing Date. There is no application pending with any taxing authority requesting permission for any EDP Company to make any change in accounting method and none of the EDP Companies has received any notice that a taxing authority proposed to require a change in method of accounting;
          (x) none of the EDP Companies is a party to any written tax sharing or similar agreement; and
          (xi) none of the EDP Companies has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intending to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355) in the two (2) years preceding the date of this Agreement.
     §4.12. Intellectual Property. (a) Section 4.12(a) of the Sellers’ Disclosure Letter sets forth a complete and correct list of all of the registered Intellectual Property owned by the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business) (the “EDP Intellectual Property”). With respect to each item of EDP Intellectual Property, except as indicated on such list, each such registration is valid and subsisting, except as does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole. None of Sellers, the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) has received any written notice of any pending third-party claim contesting the validity, enforceability, use or ownership of any EDP Intellectual Property. Section 4.12(a) of the Sellers’ Disclosure Letter lists all agreements as to which any Person other than the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business) is authorized to use any EDP Intellectual Property. Each such agreement set forth in Section 4.12(a) of the Seller’s Disclosure Letter is in full force and effect and none of the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) or, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any such agreement. Except as disclosed in Section 4.12(a) of the Sellers’ Disclosure Letter, there are no royalties payable by the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) for the use of any EDP Intellectual Property
          (b) Section 4.12(b) of the Sellers’ Disclosure Letter lists all licenses and agreements with third parties pursuant to which the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) have licensed, or have the right to use, any material Intellectual Property used or held for use exclusively in the operation of the EDP Business as currently conducted (other than “clickwrap” and “shrinkwrap” agreements, agreements and licenses for “off-the-shelf” software, or any other agreements or licenses for software that require aggregate payments of less than $100,000 and terms and conditions of use of websites), except as does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole. Each such agreement set forth in Section 4.12(b) of the Seller’s Disclosure Letter to which any EDP Company or Quintiles Asia is a party is in full force and effect and, to the Knowledge of Sellers, none of the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) or, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any such agreement except for breaches and defaults that do not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole.
          (c) To the Knowledge of Sellers, no EDP Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) or restricting the licensing thereof.
          (d) Except as set forth in Section 4.12(d) of the Sellers’ Disclosure Letter, to the Knowledge of Sellers, the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business) own or have the right to use, free and clear of all Liens (other than licenses or Permitted Liens), all Intellectual Property material to the EDP Business as conducted on the date hereof. Except as set forth in Section 4.12(d) of the Sellers’ Disclosure Letter, or except as does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole, to the Knowledge of Sellers, none of Sellers, EDP Companies or Quintiles Asia (i) has interfered with, infringed upon or misappropriated any Intellectual Property of a third party in connection with the conduct of the EDP Business or (ii) since January 1, 2004, has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement or misappropriation (including any claim that a Person must license or refrain from using any Intellectual Property of a third party in connection with the conduct of the EDP Business which to date has remained unresolved). To the Knowledge of Sellers, since January 1,

2004, no third party has materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any EDP Intellectual Property.
          (e) To the Knowledge of Sellers the EDP Business’ use and dissemination of any and all data and information concerning individuals is on the date hereof in compliance with all applicable privacy Laws, except for any failures to so comply which do not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole.
     §4.13. Employee Matters. (a) None of Sellers, the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) has entered into any collective bargaining agreements with respect to the employees of the EDP Business. Except as set forth in Section 4.13(a) of the Sellers’ Disclosure Letter or as does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole, (i) there is no labor strike, or work stoppage or lockout pending or, to the Knowledge of Sellers, threatened in writing against any of the EDP Companies or the EDP Asia Business, (ii) no union organization campaign is pending or, to the Knowledge of Sellers, has been threatened in writing with respect to the employees of the EDP Business and (iii) there is no unfair labor practice, charge or complaint pending (including claims for personal injury) against any of the EDP Companies or the EDP Asia Business.
          (b) Section 4.13(b) of the Sellers’ Disclosure Letter sets forth a list of employees of the EDP Business as of July 15, 2005.
     §4.14. Employee Benefit Plans. (a) Each United States employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”) and each other material fringe benefit plan, fund, program or arrangement, maintained or contributed to by any Seller or the EDP Companies in which any of the U.S. EDP Employees or their dependents or beneficiaries participate as of the date hereof (collectively, the “U.S. Employee Benefit Plans”), is listed in Section 4.14(a) of the Sellers’ Disclosure Letter.
          (b) Except as set forth in Section 4.14(b) of the Sellers’ Disclosure Letter or as does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole: (i) each U.S. Employee Benefit Plan is in compliance with applicable Law and has been administered and operated in all respects in accordance with its terms; (ii) each U.S. Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service and, to the Knowledge of Sellers, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or failure to issue, any such determination letter; (iii) none of Sellers or the EDP Companies nor any entity that would be considered with Sellers as a single employer under the Code or ERISA has ever maintained or contributed to a plan that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (iv) none of Sellers or the EDP Companies or, to the Knowledge of Sellers, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any U.S. Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (v) no claim, action or litigation, has been made, commenced or, to the Knowledge of Sellers, threatened with respect to any U.S. Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied routine claims) and (vi) except as required by sections 601 et seq. of ERISA, no U.S. Employee Benefit Plan provides benefits in the nature of life, health or medical insurance coverage after termination of employment.
          (c) Except as set forth in Section 4.14(c) of the Sellers’ Disclosure Letter, there are no agreements or, to the Knowledge of Sellers, other arrangements (binding or otherwise) between any Seller or any of the EDP Companies (or any employers’ or trade association of which any Seller or any of the EDP Companies is a member), on the one hand, and any trade union, staff association or works council or any other body representing current employees of the EDP Business in the United Kingdom (the “U.K. EDP Employees”), on the other hand, and there are no outstanding pay negotiations with U.K. EDP Employees or with any trade union or other body representing the U.K. EDP Employees.
          (d) Section 4.14(d) of the Sellers’ Disclosure Letter sets forth all employment Contracts (collectively, the “U.K. Employment Agreements”) entered into with the U.K. EDP Employees as of the date hereof. Except as set forth in Section 4.14(d) of the Sellers’ Disclosure Letter or in the U.K. Employment Agreements, (i) no other monies or benefits are payable to U.K. EDP Employees and there is not outstanding any agreement or arrangement to which any Seller is party in relation to the EDP Companies or EDP Business for profit sharing or for payment to any of its employees of bonuses or for incentive payments or similar matters and there are no arrangements, allowances or lump sums payable on redundancy, retirement or death or during periods of long term sickness or disablement, (ii) no amounts due to U.K. EDP Employees (including PAYE and national insurance and pension contributions) are in arrears or unpaid and (iii) no U.K. EDP Employee has a contract with the EDP Companies which cannot be terminated by three month’s notice or less without giving rise to a payment in lieu of notice or a claim for damages.
          (e) None of the EDP Companies is a party to any agreement, contract, arrangement or plan that shall result, separately or in the aggregate, in the payment of any employee remuneration after the Closing Date that shall not be deductible by reason of Section 162(m) of the Code.
     §4.15. Environmental Laws and Safety Regulations. (a) Except as set forth in Section 4.15(a) of the Sellers’ Disclosure Letter, (i) to the Knowledge of Sellers, Sellers (solely with respect to the EDP Business), the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business), are in compliance with all applicable Environmental Laws and maintain all Permits relating to Environmental Laws necessary to conduct the EDP Business as currently conducted, except where failure to so comply or maintain does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole, (ii) to the Knowledge of Sellers, there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site formerly, or currently owned, leased or operated by Sellers, the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) in connection with the operation of the EDP Business, (iii) to the Knowledge of Sell-

ers, there have been no Hazardous Substances generated by the EDP Business that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States or the United Kingdom, (iv) to the Knowledge of Sellers, there are no underground storage tanks (“USTs”) located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or held for use or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business), except for USTs, PCBs or PCB-containing equipment used or held for use, or hazardous wastes stored, in compliance with Environmental Laws and (v) Sellers, the EDP Companies and Quintiles Asia have made available to Purchaser true and correct copies of all environmental reports with respect to the EDP Business commissioned by Sellers, the EDP Companies or Quintiles Asia since January 1, 2002.
          (b) Except as set forth in Section 4.15(b) of the Sellers’ Disclosure Letter, as of the date hereof none of Sellers (solely with respect to the EDP Business) or the EDP Companies has, since January 1, 2002, received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigatory or cleanup obligations arising under Environmental Laws, other than violations, liabilities or potential liabilities that, individually or in the aggregate, do not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole. Except as set forth in Section 4.15(b) of the Sellers’ Disclosure Letter, as of the date of this Agreement, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental or Regulatory Authority in respect of environmental matters pending or, to the Knowledge of Sellers, threatened, against or affecting the EDP Companies, the EDP Business or the EDP Asia Business other than any such action, suit, proceeding, arbitration or any other proceeding that does not have a Material Adverse Effect on the EDP Companies and the EDP Asia Business taken as a whole.
          (c) Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.15 are the sole and exclusive representations and warranties of Sellers concerning environmental matters.
     §4.16. Customers. Section 4.16 of the Sellers’ Disclosure Letter lists the names and addresses of the ten (10) largest customers of the EDP Business (based on revenues) during calendar year 2004, indicating the dollar amount received from such customer during such period and any existing (as of the date hereof) EDP Business projects with respect to each such customer. Except as set forth in Section 4.16 of the Sellers’ Disclosure Letter, since January 1, 2004, and, as of the date hereof, Sellers have not received any written notice that any of such customers have cancelled, terminated or otherwise materially altered its business relationship with the EDP Business or intend to do so following the Closing Date.
     §4.17. Suppliers. Section 4.17 of the Sellers’ Disclosure Letter lists the names and addresses of the ten (10) largest suppliers of raw materials, supplies, merchandise and other goods or services to the EDP Business (based on expenditures by the EDP Business during calendar year 2004), and the dollar amount purchased by the EDP Business with respect to each such supplier during such period. Except as set forth in Section 4.17 of the Sellers’ Disclosure Letter, since January 1, 2004 and, as of the date hereof, Sellers have not received any written notice that any of such suppliers have cancelled, terminated or otherwise materially altered its business relationship with the EDP Business or intend to do so following the Closing Date. Since the Balance Sheet Date and, as of the date hereof, to the Knowledge of Sellers, no supplier listed on Section 4.17 of the Sellers’ Disclosure Letter has filed for bankruptcy, insolvency or dissolution or any similar proceeding.
     §4.18. Affiliate Transactions. Except as set forth in Section 4.18 of the Sellers’ Disclosure Letter or as contemplated by the Transaction Documents, there are no Contracts, liabilities or obligations between the EDP Companies, on the one hand, and Sellers or any Affiliate of Sellers (other than the EDP Companies), on the other hand.
     §4.19. Sufficiency of Assets. (a) Except as set forth in Section 4.19 of the Sellers’ Disclosure Letter and after giving effect to the transactions contemplated by the Transaction Documents, the assets, rights and agreements of the EDP Companies and the Singapore Assets constitute all of the assets, tangible and intangible, necessary to operate the EDP Business in all material respects in the manner operated by the EDP Companies and Quintiles Asia on the date hereof; provided, however, that no representation or warranty is made as to the effect on the EDP Business due to the loss of the services of any officer or employee of the EDP Business.
          (b) Except as set forth in Section 4.19 of the Sellers’ Disclosure Letter, on the Closing Date and after giving effect to the transactions contemplated by the Transaction Documents, Purchaser and the EDP Companies will own or have the right to use all the tangible assets and Intellectual Property used exclusively or held for use exclusively by the EDP Business (which rights to use Files and Records exclusively related to the EDP Business but not transferred to the EDP Companies as part of the Reorganization or pursuant to the transactions contemplated by this Agreement shall be subject to Section 6.2 and the Reorganization Agreements) on the date hereof, except for any dispositions, cancellations or terminations thereof in the ordinary course of business.
     §4.20. Brokers’ or Finders’ Fees. Except for Citigroup Global Markets Inc., no Person is or shall be entitled to any commission or brokers’, finders’, investment bankers’, financial advisers’ or similar fee from Sellers or any of their Affiliates in connection with this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.
     §4.21. The Reorganization. Except as set forth in Section 4.21 of the Sellers’ Disclosure Letter, the Reorganization has been consummated on the terms and conditions set forth in the Reorganization Agreements and all Transfer Taxes required to be paid in connection with the transfer of assets pursuant to the Reorganization have been paid or will be paid by Sellers when due.
     §4.22. Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN ARTICLE III AND THIS ARTICLE IV ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS WITH RESPECT TO THE EDP COMPANIES AND THE EDP ASIA BUSINESS. SELLERS HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE EDP COMPANIES, THE EDP ASIA BUSINESS OR ANY OF

THEIR RESPECTIVE AFFILIATES. EACH SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES. EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE SINGAPORE ASSETS AND THE ASSETS OF THE EDP COMPANIES SHALL BE “AS IS” AND “WHERE IS”. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, SELLERS ARE NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE EDP COMPANIES OR THE EDP BUSINESS. SELLERS UNDERSTAND AND ACKNOWLEDGE THAT THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT ARE THOSE SET FORTH IN ARTICLE V HEREOF AND THAT PURCHASER DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS.
ARTICLE V
REPRESENTATIONS OF PURCHASER
          Purchaser represents and warrants to Sellers as follows:
     §5.1. Existence and Good Standing of Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be.
     §5.2. Authorization; Non-Contravention. (a) Purchaser has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by Purchaser and no other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and, when executed and delivered, the Transaction Documents to which Purchaser is a party, have been or, will have been, as the case may be, duly executed and delivered by Purchaser and, assuming that this Agreement and the Transaction Documents to which Purchaser is a party constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     (b) The execution and delivery and performance by Purchaser of this Agreement and, when executed and delivered, the Transaction Documents to which it is a party, do not or, as the case may be, will not, (i) conflict with any of the provisions of the charter or by-laws or other equivalent charter documents, as applicable, of Purchaser, (ii) conflict with or result in a breach of, or default under, any material Contract to which Purchaser is a party or by which Pur-

chaser or any of its assets are bound or subject or, (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 5.3, contravene any Law or any Order currently in effect, which, in the case of clauses (ii) and (iii) above, would have, individually or in the aggregate, a Material Adverse Effect on Purchaser.
     §5.3. Consents and Approvals; No Violations. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent or filing of or to any Governmental or Regulatory Authority or other third party, which has not been received or made, is necessary or required with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement and the Transaction Documents to which it is a party or the consummation by Purchaser of the transactions contemplated by this Agreement or thereby, except for any consents or filings which, if not made or obtained, would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser.
     §5.4. Purchase for Investment. Purchaser shall acquire the Equity Interests for its own account for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Equity Interests, in violation of the United States, United Kingdom or other applicable securities Laws.
     §5.5. Financial Ability. Purchaser (i) has, or at the Closing shall have, the funds necessary to pay the Purchase Price and any fees and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and the Transaction Documents to which Purchaser is a party; (ii) has, or at the Closing shall have, the resources and capabilities (financial and otherwise) to perform its obligations hereunder (including, the assumption of the Singapore Liabilities and the procurement of the repayment of the Intercompany Note) and under the Transaction Documents to which it is a party; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would materially impair or adversely affect such resources and capabilities.
     §5.6. Solvency; Funds. Immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents to which Purchaser is a party, (i) Purchaser will be Solvent and (ii) and will have cash on hand in an aggregate amount sufficient to provide for the working capital needs of the EDP Companies. For purposes of this Agreement, “Solvent” shall mean, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature.
     §5.7. Contact with Customers and Suppliers. Neither Purchaser nor any of its employees, agents, representatives, financing sources or Affiliates has, without the prior consent of Sellers, directly or indirectly contacted any officer, director, employee, customer or other material business relation of the EDP Business for the purpose of discussing the EDP Business in connection with the transactions contemplated hereby.

     §5.8. Brokers’ or Finders’ Fees. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or brokers’, finders’, investment bankers’, financial advisers’ or similar fee from Purchaser or from any Affiliate of Purchaser, in connection with this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.
     §5.9. Affiliates. Neither Purchaser, its Subsidiaries, nor any of their Affiliates owns, controls, operates, leases, contracts with, supplies or has any investment in, any Person that owns, controls, operates, leases, contracts with, supplies or has an investment in any business similar to, or competitive with, the EDP Business.
     §5.10. Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER. PURCHASER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF. PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT THE ONLY REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO SELLERS, THE EDP COMPANIES AND THE EDP ASIA BUSINESS ARE THOSE SET FORTH IN ARTICLE III AND ARTICLE IV HEREOF AND THAT SELLERS DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES.
ARTICLE VI
COVENANTS
     §6.1. Conduct of Business of the Companies. (a) Except as set forth in Section 6.1(a) of the Sellers’ Disclosure Letter or otherwise permitted or required by this Agreement or as contemplated by the Transaction Documents, during the period commencing on the date hereof and ending at the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Section 9.1:
          (i) Sellers shall, and shall cause the EDP Companies to, conduct the EDP Business in all material respects only in the ordinary course of business consistent with past practice; and
          (ii) Sellers shall not (solely with respect to the EDP Business or EDP Companies), and shall cause each of the EDP Companies not to, effect any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(1)	amend or restate the certificate of formation, operating agreement, charter, memorandum and articles of association or by-laws (or comparable organizational or governing documents) of any of the EDP Companies;

(2)	authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities or equity equivalents (including, without limitation, any options or appreciation rights) of any of the EDP Companies;

(3)	except as permitted by Section 6.1(b), split, combine or reclassify any shares of capital stock of the EDP Companies, declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of such shares, or make any other actual, constructive or deemed non-cash distribution in respect of such shares;

(4)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the EDP Companies (other than the Reorganization);

(5)	(i) incur or assume any long-term or short-term Indebtedness except in the ordinary course of business, (ii) make any loans, advances or capital contributions to or investments in any other Person, except for customary loans or advances to employees, in each case in the ordinary course of business, or (iii) mortgage, pledge or permit any assets of the EDP Companies or the Singapore Assets, tangible or intangible, to be subjected to any Lien other than a Permitted Lien;

(6)	sell, transfer, lease or otherwise dispose of any assets of the EDP Companies or the Singapore Assets in excess of $100,000, except for sales, transfers or other dispositions of inventory or other assets in the ordinary course of business;

(7)	make any capital expenditure or commitment therefor related to the EDP Companies or the EDP Asia Business in excess of $100,000 and not otherwise included in the capital expenditures budget with respect to the EDP Business (a copy of which has been furnished to Purchaser);

(8)	except as may be required by Law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer, employee or former employee of the EDP Companies or the EDP Asia Business or increase the compensation or fringe benefits of any director, officer or employee of the EDP Companies or the EDP Asia Business, other than in the ordinary course of business;

(9)	settle or compromise any pending or threatened suit, action or claim with respect to the operation of the EDP Business (i) for an amount in excess of $100,000 or (ii) the settlement or compromise of which would (x) provide for any admission of liability by any EDP Company or Quintiles Asia

(solely with respect to the EDP Asia Business), (y) contain covenants that materially restrict the EDP Companies’ or the EDP Asia Business’ right to operate or compete, or (z) have a Material Adverse Effect on the EDP Companies and the EDP Asia Business, taken as a whole;

(10)	(i) revalue for accounting purposes in any material respect any of the assets of the EDP Companies or the Singapore Assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as may be required by Law or GAAP, (ii) cancel any Indebtedness owing to the EDP Companies or Quintiles Asia (solely with respect to the EDP Asia Business) or (iii) waive or assign any claims or rights of substantial value;

(11)	except as contemplated by this Agreement or the Transaction Documents, permit to occur or amend any transaction with, or for the benefit of, any Seller or any Affiliate of any Seller, other than payments of wages and salaries to officers and employees of the EDP Companies or the EDP Asia Business in the ordinary course of business, other than pursuant to Contracts disclosed on Section 4.18 of the Sellers’ Disclosure Schedule;

(12)	amend, modify, terminate (partially or completely), extend, surrender, grant any waiver under or give any consent with respect to any Material Contract or real property lease, other than in the ordinary course of business;

(13)	enter into any Contract which would have been required to be disclosed in Section 4.18 of the Sellers’ Disclosure Schedule had it been entered into prior to the date hereof other than Contracts for EDP Business projects entered into in the ordinary course of business;

(14)	(i) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests related to the conduct of the EDP Business, or any other manner, in a single transaction or a series of related transactions, or (ii) enter into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(15)	enter into any Contract that materially restricts the EDP Companies’ or the EDP Asia Business’ right to operate or compete;

(16)	with respect to the EDP Companies, make or change any election concerning Taxes or Returns, change an annual accounting period, adopt or change any accounting method except as required by GAAP, file any amended Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain or enter into any Tax ruling, agreement, contract, understanding, arrangement or plan with a taxing authority if such action might reasonably be expected to change materially and adversely the Tax liability of Purchaser for any taxable period;

(17)	permit the EDP Companies to hire any employees who are employees of any Seller or any of their respective subsidiaries; or

(18)	agree in writing or otherwise to take any of the actions described in the foregoing clauses.
          (b) Notwithstanding anything contained in this Agreement to the contrary, (i) the EDP Companies and Sellers shall be permitted to maintain Sellers’ and their respective Affiliates’ cash management system and procedures related to the EDP Business as currently conducted through the Closing Date, (ii) the EDP Companies shall be permitted to (1) borrow funds from each Seller or its respective Affiliates as is necessary to operate the EDP Business in the ordinary course of business and (2) repay such borrowings and (iii) Sellers shall be permitted to withdraw all Cash of the EDP Companies and the EDP Business up to the Closing Date, by dividend, distribution or otherwise in their sole discretion.
          (c) At or prior to Closing, all intercompany receivables or payables and Indebtedness then existing between Sellers and their Affiliates (other than the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business)), on the one hand, and the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business) on the other hand, shall be settled, except for the Intercompany Note, which Purchaser shall cause to be repaid immediately after the Closing as set forth in Section 2.4.
          (d) Notwithstanding anything contained in this Agreement to the contrary, between the date hereof and the Closing, Sellers and the EDP Companies may sell, transfer or otherwise dispose of any of the assets used in the EDP Business described in Annex E (the “Excluded Assets”) to any of their respective Affiliates and otherwise take any of the actions contemplated by the Reorganization Agreements. As soon as practicable after the Closing Date, but in any event within fifteen (15) Business Days after the Closing Date, except as otherwise provided by the Transition Services Agreement, Purchaser shall deliver to Sellers the Excluded Assets described in Annex E that have been identified by Sellers to Purchaser as such prior to the Closing but which for operational or other reasons were not transferred from the EDP Companies prior to the Closing Date.
     §6.2. Access and Information. (a) During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.1, Sellers shall, and shall cause the EDP Companies to, upon reasonable notice, afford Purchaser and its employees, counsel, accountants, financing sources, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, and Files and Records of the EDP Companies and the EDP Business (but only with respect to information set forth in such Files and Records that exclusively relate to the operation of the EDP Business or to assets acquired by the Companies pursuant to the Reorganization Agreements); provided, that such access shall not unreasonably disrupt the operation of the EDP Business or Sellers. Notwithstanding anything to the contrary contained in this Agreement, Sellers and the EDP Companies shall not be required to provide any information or access that any of them reasonably believe could violate applicable Law, including Antitrust Laws, or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege or which relates (whether in part or in whole) to any business of Sellers or their Affiliates (other than the EDP Business).
          (b) Notwithstanding anything to the contrary herein, Sellers and their respective Affiliates may, at their expense, retain archival copies of all Files and Records transferred to the Purchaser as part of the Singapore Assets. Sellers and their respective Affiliates may use such archival Files and Records, if any, only for the purposes set forth in (i) through (vii) below:
          (i) any financial reporting or Tax matters (including without limitation any financial and Tax audits, Tax contests, Tax examination, preparation for any Tax returns or financial records) relating to any Tax period ending prior to the Closing Date;
          (ii) any regulatory reporting matters relating to any services or events occurring prior to the Closing Date;
          (iii) any inspection or investigation being conducted by any Governmental or Regulatory Authority involving the EDP Business, Singapore Assets, or any individuals employed in the EDP Asia Business prior to the Closing Date;
          (iv) any actual or threatened claims or litigation related to the ownership or operation of the EDP Business or Singapore Assets prior to the Closing Date, or any individuals employed by the EDP Asia Business prior to the Closing Date;
          (v) responding to a customer’s or former customer’s audit or request for access to, or copies of, data or samples that were produced for it by the EDP Asia Business prior to the Closing Date;
          (vi) as necessary or appropriate for Sellers or their Affiliates to perform and discharge all of its respective liabilities or obligations related to the EDP Asia Business that were not Singapore Liabilities; or
          (vii) any similar or related matter.
     (c) For a period of ten (10) years following the Closing Date (or such longer retention period as may be specified in any Contract or work order as of the Closing Date in the Singapore Assets for Files and Records relating to such Contract or work order), upon reasonable request of Sellers, Purchaser shall (and shall cause its Affiliates to) provide Sellers and their respective representatives with reasonable access, pursuant to a process to be reasonably agreed between the parties, to any Files and Records transferred to Purchaser pursuant to this Agreement (which Files and Records shall be preserved by Purchaser at its sole expense for such period) to the extent that Sellers need access to them for any purpose set forth in Section 6.2(b) above, provided, however, that notwithstanding the foregoing, Purchaser is not obligated to retain any such Files or Records for a period in excess of its then-current records retention policy applicable to the relevant Files and Records, even if such retention period is less than the ten (10) year access period described above. Purchaser shall also provide Sellers and their respective rep resentatives with reasonable access, pursuant to a process to be reasonably agreed between the parties, to the transferring employees of the EDP Asia Business for such purposes.
     (d) To the extent that:
(i)	Sellers retain any Files and Records that exclusively relate to the operation of the EDP Asia Business; and

(ii)	Sellers did not transfer a copy of such Files and Records to Purchaser, upon reasonable request by the Purchaser, Sellers shall (and shall cause their respective Affiliates to) for a period of ten (10) years from the Closing Date (or such longer retention period as may be specified in any Contract or work order as of the Closing Date in the Singapore Assets for Files and Records relating to such Contract or work order), provide the Purchaser or its representatives with reasonable access, pursuant to a process to be reasonably agreed between the parties, to such Files and Records, provided, however, that notwithstanding the foregoing, Sellers are not obligated to retain any such Files or Records for a period in excess of its then-current records retention policy applicable to the relevant Files and Records, even if such retention period is less than the ten (10) year access period described above.
     (e) Each party shall, and shall cause its Affiliates to, permit the other party and its representatives to copy any Files and Records that such other party is entitled to access under this Section 6.2 or, where reasonably necessary and available, to use the original documents.
     (f) The parties shall, in good faith, agree upon a process for providing each other reasonable access to the Files and Records described in this Section 6.2. For example, such access process may provide procedures related to normal hours of access, retrieval and delivery of the requested Files and Records by the party holding such Files and Records rather than permitting direct access of the requesting party to the storage facility or source and allocation of responsibility for expenses associated with retrieval and copying of Files and Records.
     (g) Purchaser hereby agrees to cause the EDP Companies to fulfill their respective Files and Records retention and access obligations under the Reorganization Agreements.
     (h) Purchaser hereby agrees that it is not authorized to and shall not contact (and shall not permit any of its employees, counsel, accountants, consultants, financing sources or other representatives to contact) any customer or vendor of the EDP Business prior to the Closing in connection with the transactions contemplated by this Agreement without the prior written consent of Sellers.
     (i) Information obtained by Purchaser and its respective employees, counsel, accountants, consultants, financing sources and other authorized representatives pursuant to this Section 6.2 shall be subject to the provisions of the Confidentiality Agreement by and between Quintiles Transnational Corp. and an Affiliate of Purchaser, dated November, 2004 (the “Confidentiality Agreement”), attached as Exhibit D hereto, which Purchaser hereby agrees may be enforced directly by any Seller. The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the prior written consent of Sellers and Purchaser.
     §6.3. Commercially Reasonable Efforts; Regulatory Matters. (a) Subject to the terms and conditions herein provided, each of the parties hereto (i) shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including, in the case of Purchaser, to promptly provide Sellers with financial statements and such other materials reasonably requested by Sellers in order to procure the consents set forth in Section 7.2(j) of the Sellers’ Disclosure Letter and (ii) shall use their respective commercially reasonably efforts to make all filings necessary, proper and advisable under applicable Laws to obtain any and all consents of all Governmental or Regulatory Authorities and other third parties (subject to Section 6.19(b)) necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that Section 6.8 of this Agreement shall exclusively govern matters related to Antitrust Laws.
          (b) In the event any claim, action, suit, investigation or other proceeding is commenced which threatens or questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use their respective commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an Order is issued in any such action, suit or other proceeding, to use their respective commercially reasonable efforts to have such Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.
     §6.4. Public Announcements. Sellers and Purchaser each agree to (i) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) provide to each other party for review a copy of any such press release or public statement and (iii) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other parties to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed), unless, in each case, otherwise required by applicable Law.
     §6.5. U.S. Employee Benefits Matters. (a) For at least one (1) year following the Closing Date, Purchaser shall, or shall cause its Subsidiaries and Affiliates to, provide or cause to be provided to the employees of the EDP Business in the United States (collectively, the “U.S. EDP Employees”)
          (i) compensation, benefits, perquisites and other terms and conditions of employment (other than severance payments and benefits) that are substantially similar in the aggregate to the compensation benefits, perquisites and other terms and conditions that U.S. EDP Employees were entitled to receive immediately prior to the Closing Date, provided that (i) compensation (salary, wage level and bonus opportunity) and (ii) benefits with respect to (x) qualified and non-qualified retirement and savings plans and (y) medical, dental and pharmaceutical plans and programs shall in each case be on terms not less favorable to any U.S. EDP Employee than the terms in effect immediately on the date hereof; and

          (ii) the severance payments and benefits set forth in Section 6.5(a)(ii) of the Sellers’ Disclosure Letter with respect to any U.S. EDP Employee whose employment is terminated within one (1) year following the Closing Date.
          (b) Following the Closing Date, (i) Purchaser shall ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any U.S. EDP Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate and (ii) Purchaser shall provide or cause to be provided that any costs or expenses incurred by U.S. EDP Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans; provided, however, that nothing in this Section 6.5(b) shall prevent Purchaser from amending or terminating any such welfare benefit plans at any time, subject to continued compliance with this Section 6.5.
          (c) With respect to each employee benefit plan, policy or practice, including vacation plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall grant, or cause to be granted to, all U.S. EDP Employees from and after the Closing Date credit for all service with Sellers, the EDP Companies and their respective Affiliates and predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual and early retirement subsidies (but excluding severance, which shall be governed by Section 6.5(a)(ii) exclusively)); provided, however, that nothing in this Section 6.5(c) shall prevent Purchaser from amending or terminating any such plan, policy or practice at any time, subject to continued compliance with this Section 6.5.
     §6.6. Notification of Certain Matters. Purchaser, on the one hand, and Sellers, on the other hand, shall promptly notify each other in writing of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the knowledge of Purchaser or the Knowledge of Sellers, as applicable, threatened against the EDP Business or the EDP Companies, as the case may be, (ii) the existence or occurrence, or failure to occur, of any fact or event of which, to the knowledge of Purchaser or to the Knowledge of Sellers, as applicable, would cause any representation or warranty of Purchaser or Sellers, respectively, contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing assuming such representation or warranty is made at such time; (iii) the failure of Purchaser or Sellers to comply with or satisfy in any material respect any covenant to be complied with by it hereunder; (iii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VII not to be satisfied; (iv) any written notice or other written communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (v) any written notice or other written communication from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement (other than notices and communications regarding transfer of Permits as contemplated by the Reorganization Agreements).

     §6.7. Transfer Taxes. All transfer, sales and use, value-added, foreign notary, registration, documentary, stamp and similar Taxes (including any penalties and interest), fees and costs imposed in connection with the sale of the Equity Interests and the Singapore Assets or any other transaction that occurs pursuant to this Agreement or the Reorganization Agreements (excluding transactions contemplated by the other Transaction Documents (including, for the avoidance of doubt, any such Taxes associated with the creation of, or any payments made pursuant to, the Intercompany Note) or that relate to Purchaser’s operation of the EDP Business after the Closing Date) (collectively, the “Transfer Taxes”) shall be borne solely by Sellers, and Sellers shall, at their own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to, any Transfer Tax. Sellers shall, upon written request, reimburse Purchaser for any Transfer Taxes imposed on Purchaser after the Closing Date for which Sellers are liable under this Section 6.7.
     §6.8. Antitrust Laws. (a) Each party hereto shall promptly take all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including filing the Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the Department of Justice and the Federal Trade Commission no later than the fifth (5th) Business Day following the date hereof. The parties hereto agree to request early termination of the applicable waiting period under the HSR Act. Between the date hereof and the Closing Date, Purchaser, on the one hand, and Sellers, on the other hand, agree to cooperate with each other and to take all actions reasonably requested by the other to enable early termination of any applicable waiting period under the HSR Act.
          (b) Purchaser shall be responsible for the payment of all filing fees under the Act against Restraints of Competition, Council Regulation (EEC) No. 4064/189, the HSR Act and any other Antitrust Laws.
          (c) Each party hereto shall use its commercially reasonable efforts (which shall include litigation) to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, in the context of this Section 6.8, “commercially reasonable efforts” shall include;
          (i) if Purchaser or Sellers receive a formal request for additional information or documentary material from an Antitrust Authority, Purchaser and Sellers shall substantially comply with such formal request as soon as reasonably practicable and in any event within sixty (60) days following the date of its receipt thereof;
          (ii) promptly upon any filing, Purchaser or Sellers, as the case may be, shall provide the other party a complete copy of any filing with any Antitrust Authority and each of Purchaser and Sellers shall promptly respond to any request from the other for information or documentation reasonably requested by the other party in connection with the development and implementation of a strategy and negotiating positions with any Antitrust Authorities; provided, that access to any such filing, information or documentation shall, at such party’s request, be re-

stricted to such other party’s outside counsel and economists or advisers retained by such counsel;
          (iii) Purchaser, at its sole cost, shall timely comply with all restrictions and conditions, if any, specified or imposed by any Antitrust Authority with respect to Antitrust Laws as a requirement for granting any necessary clearance or terminating any applicable waiting period, including agreeing to hold separate, divest, license or cause a third party to purchase, assets and/or businesses of Purchaser, Sellers, the EDP Companies or any of their respective Affiliates;
          (iv) in the event any Antitrust Authority initiates a proceeding before any Governmental or Regulatory Authority seeking to restrain, enjoin or prohibit the sale of the Equity Interests or the Singapore Assets, Purchaser shall use its best efforts to prevent the entry of any order restraining, enjoining or prohibiting the sale of the Equity Interests or the Singapore Assets, including by retaining all appropriate expert witnesses and consultants. Sellers shall be permitted to participate in all aspects of the defense of such proceedings and Purchaser shall use its best efforts to prevail in the litigation. Purchaser shall be responsible for the payment of its own expenses, including legal fees and expenses, in seeking to prevent the entry of any such order; and
          (v) Purchaser shall not agree with any Antitrust Authority to delay the Closing, and shall not agree to provide advance notice of the Closing to any Antitrust Authority, in each case, without the consent of Sellers.
          (d) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental or Regulatory Authority regarding any of the transactions contemplated hereby and shall provide the other party with a copy of any such written communication unless the receiving party believes in good faith that doing so would be prohibited by applicable Laws or if, in the reasonable judgment of such party’s legal counsel, providing such copy could materially and adversely affect such party’s efforts to obtain approval of the transactions contemplated hereby.
          (e) Purchaser shall be responsible for the payment of Sellers’ and the EDP Companies’ expenses in connection with obtaining the approval of any Antitrust Authority, including legal fees and expenses, in substantially complying with any formal request for additional information or documentary material from any Antitrust Authority and in connection with any litigation.
     §6.9. Termination of Discussions; No Solicitations. Except as contemplated by this Agreement and the Reorganization Agreements, from the date of this Agreement until the Closing, Sellers shall not, and shall not permit any of their Affiliates to (and shall use their respective commercially reasonable efforts to cause any officer, director or employee of Sellers or the EDP Business, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or the EDP Business not to), directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any capital stock or other voting securities of the

EDP Companies or any merger, recapitalization, share exchange, sale of substantially all of the assets of the EDP Business or any similar transaction or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers shall notify Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).
     §6.10. Non-Competition. (a) Sellers agree that during the eighteen (18) month period following the Closing Date (the “Covenant Period”), Sellers shall not, and shall cause their Subsidiaries not to, engage in or carry on any business anywhere in the world selling products or services in competition with Purchaser with respect to the EDP Business as conducted on the Closing Date. For the avoidance of doubt, this Section 6.10(a) does not prohibit or prevent, during the Covenant Period, Sellers’ respective Affiliates in India, China, South Africa, Argentina, or Mexico from performing any Contract or work order in existence as of the Closing Date for labeling, storage, or distribution services that are not incidental to a comprehensive clinical program managed for a sponsor by Sellers or their respective Affiliates.
          (b) Purchaser agrees that, during the Covenant Period, Purchaser shall not, and shall cause its Subsidiaries not to, engage in or carry on any business anywhere in the world selling products or services in competition with Sellers’ and their respective Affiliates’ business as conducted on the Closing Date, other than the EDP Business.
     §6.11. Non-Solicitation. (a) Purchaser agrees that during the Covenant Period, Purchaser shall not, and shall cause its Subsidiaries not to, solicit, request, induce or attempt to influence, directly or indirectly, any employee of Sellers or their Affiliates as of the date hereof to terminate his or her employment with any such party; provided, however: (i) this Section 6.11(a) shall not apply with respect to any employees of an EDP Company or the employees of the EDP Asia Business following the Closing and (ii) Purchaser and its Affiliates shall not be precluded by this Section 6.11 from (x) hiring any employee of Sellers or their Affiliates who responds independently to a general advertisement or solicitation for employment that was not targeted at employees of Sellers or their Affiliates or (y) hiring any Person who has quit or resigned from Sellers or their Affiliates, or who has been terminated by Sellers or their Affiliates, prior to commencement of communications between Purchaser or its Affiliates and such Person.
          (b) Sellers agree that during the Covenant Period, Sellers shall not, and shall cause their Subsidiaries not to, solicit, request, induce or attempt to influence, directly or indirectly, any employee of an EDP Company to terminate his or her employment relationship with such party; provided, however, that a Seller and its Affiliates shall not be precluded by this Section 6.11 from (i) hiring any employee of an EDP Company who responds independently to a general advertisement or solicitation for employment that was not targeted at post-Closing Date employees of an EDP Company or (ii) hiring any Person who has quit or resigned from an EDP Company, or who has been terminated by an EDP Company, prior to commencement of communications between a Seller or its Affiliates and such Person.
     §6.12. Sellers’ Marks. Purchaser, the EDP Companies (after the Closing) and each of their respective Affiliates, and their respective directors, officers, successors, assigns, agents, or representatives shall not register, or attempt to register, and shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, Internet web sites, marketing material and the like, or seek to register, in connection with any products or services anywhere in the world in any medium, any Intellectual Property that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names or other indicia of origin (i) set forth in Section 6.12 of the Sellers’ Disclosure Letter or (ii) known by, or made known to, Purchaser, the EDP Companies and their respective Affiliates to be owned as of the Closing Date by Sellers or any Affiliate of Sellers (other than the EDP Companies) (collectively, “Sellers’ Marks”), nor shall any of them challenge or assist any third party in opposing the rights of Sellers or any Affiliate of Sellers anywhere in the world in any such Intellectual Property. For the avoidance of doubt, in no event shall any of the Intellectual Property of the EDP Companies following Closing include Intellectual Property that includes, is identical to or is confusingly similar to, any of Sellers’ Marks. The parties agree that Sellers and the U.S. Company shall cause Quintiles Supplies to take all necessary corporate action to change Quintiles Supplies’ corporate name to a name that does not include “Quintiles” or a name confusingly similar to “Quintiles”, effective as of the Closing, and Sellers’ counsel is hereby authorized to make appropriate filings with the Secretary of State of the State of New Jersey, immediately following the Closing to effectuate such name change. Any provisions contained in any Contracts between Sellers or any Affiliate of Sellers (other than the EDP Companies), on the one hand, and the EDP Companies, on the other hand, relating to the use of the name “Quintiles” or any derivatives thereof or anything confusingly similar thereto, including all name protection and license agreements, shall immediately and automatically terminate as of the Closing Date. Purchaser shall ensure that, as soon as practicable (but in no event more than ninety (90) days following the Closing Date with respect to materials that publicly display Sellers’ Marks or are otherwise distributed to the public (including letterhead, advertising materials, marketing brochures, signage and the like)), any materials bearing Sellers’ Marks are either destroyed or otherwise permanently altered so that the former use of Sellers’ Marks is entirely unrecognizable and undetectable. Furthermore, Purchaser shall ensure that, as soon as practicable (but in no event more than ninety (90) days following the Closing Date) any hypertext links to Internet web sites operated by Sellers or their Affiliates and any other use of Sellers’ Marks are removed from any Internet web sites operated by the EDP Companies or their respective Affiliates; provided, however, that notwithstanding the foregoing, Purchaser shall ensure such removal on or before the fifth (5th) day after it, the EDP Companies or Purchaser become aware of such links or use.
     §6.13. Kansas City Facility Assignment. Immediately following the Closing, Quintiles, Inc. shall assign to the U.S. Company all of its rights under, and transfer to the U.S. Company all of its obligations and liabilities arising under, the Operation, Maintenance and Utility Service Agreement and the Services Agreement as contemplated by the Kansas City Assignment and Assumption Agreement and the Kansas City Sublease entered into by and between Quintiles, Inc. and the U.S. Company in connection with the Reorganization, and the U.S. Company shall assume all such obligations and liabilities.
     §6.14. Tax Returns; Apportionment of Taxes. (a) Sellers shall have the exclusive authority to file or cause to be filed all Returns that are required to be filed by or with respect to Sellers for all taxable years or periods and with respect to the EDP Business and the EDP Companies for all taxable years or periods ending on or prior to the Closing Date and shall pay all Taxes shown as due on such Returns. Except as provided in the preceding sentence, Purchaser shall have the exclusive authority to file or cause to be filed all Returns that are required to be filed with respect to the EDP Business and the EDP Companies for any taxable year or other taxable period; provided, however, that items set forth on such Returns relating to an Overlap Period shall be treated in a manner consistent with the past practices of Sellers and the EDP Companies with respect to such items unless otherwise required by Law or Order; and provided, further, that such Returns relating to an Overlap Period shall not be filed without Sellers’ prior written consent, which consent shall not be unreasonably withheld or delayed. Sellers shall pay Purchaser, on or before the due date thereof, the amount of all Taxes shown as due on any Return relating to an Overlap Period that are allocable to the taxable periods, or portions thereof, ending on or before the Closing Date (as determined under subsection (b) herein), but only to the extent such Taxes exceed the amount of Taxes that were taken into account in determining the Final Working Capital.
          (b) Any Taxes with respect to the EDP Business and the EDP Companies that relate to the Overlap Period shall be apportioned between the portion of such period ending on or prior to the Closing Date and the portion of such period beginning after the Closing Date as follows: (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the transaction giving rise to the Tax, (ii) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (iii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of Sellers and the EDP Companies as though the taxable year of Sellers or the EDP Company terminated at the close of business on the Closing Date.
          (c) In the event that a chargeable gain arises under Section 179 Taxation of Chargeable Gains Act 1992 as a result of the Purchaser acquiring the U.K. Company, Sellers agree that Quintiles Limited and the U.K. Company will make a joint election under Section 179A Taxation of Chargeable Gains Act 1992 within two years after the end of the accounting period of the U.K. Company in which the time of accrual fell, as defined in Section 179A(2) of that act.
          (d) Purchaser, at its expense, shall cooperate with Sellers and use its commercial best efforts to establish with applicable Governmental and Regulatory Authorities, effective as of Closing, Tax identification numbers and registrations for the EDP Companies that are separate and independent from Sellers’ and their respective Affiliates (other than the EDP Companies), including VAT and PAYE Tax registrations for the U.K. Company and unemployment and FICA Tax registrations for the U.S. Company and Quintiles Supplies.
          (e) Quintiles Limited and Purchaser agree, and Purchaser agrees to cause the U.K. Company, to each file tax returns consistent with the allocation methodology described in Section 6.14(e) of the Sellers’ Disclosure Schedule. To the extent that (i) the tax losses or tax written down values allocated to the U.K. Company as of June 1, 2005 are changed on inquiry by HM Revenue & Customs under the provisions of Section 343 Taxes Act 1988 and (ii) as a consequence, a deferred tax liability arises to the U.K. Company at June 1, 2005, as computed under United Kingdom generally accepted accounting principles, consistently applied, then Sellers shall pay to Purchaser an amount equal to the tax benefit to Sellers, if any, or the tax liability to Purchaser, if any, within ninety (90) days of such benefit being realized for tax purposes by Sellers or such liability being realized for tax purposes by Purchaser, as applicable.

     §6.15. U.K. Employee Transfer Regulations. (a) For a period of one year after the Closing Date, with respect to the U.K. EDP Employees, Purchaser shall not, and shall cause its Affiliates (including the EDP Companies) not to, detrimentally change the U.K. EDP Employees’ contractual terms, salary, benefits and/or remuneration.
          (b) In the event a U.K. Employee listed on Schedule 6.15(b) of the Sellers’ Disclosure Letter is terminated by the U.K. Company within a period of twelve (12) months after the Closing Date and Purchaser notified Sellers in writing of such U.K. Employee’s termination within three (3) months after the Closing Date, Sellers shall indemnify Purchaser and the EDP Companies from and against the severance payment to which such U.K. Employee is entitled under the U.K. Employment Agreement to which such U.K. Employee is a party or under Law and shall reimburse Purchaser and the EDP Companies within thirty (30) days of receipt of an invoice for any such amounts, provided that (i) such payment is actually made by Purchaser or the U.K. Company to such U.K. Employee on termination of his or her employment and (ii) Sellers’ obligation to indemnify does not exceed the amount set forth opposite such U.K. Employee’s name on Schedule 6.15(b) of Sellers’ Disclosure Letter. Notwithstanding anything in this Agreement to the contrary, Sellers shall be under no obligation to indemnify Purchaser or the EDP Companies under this Section 6.15(b) for any protective award claims, any unfair dismissal claims, any discrimination claims or other claims whatsoever and howsoever relating to such U.K. Employee’s employment or the termination thereof.
     §6.16. Tax Refunds. (a) Any Tax refund (including any interest in respect thereof) received by Purchaser, the EDP Companies, or any of the Affiliates thereof and any amounts of overpayments of Tax credited against Tax which Purchaser, the EDP Companies or any of the Affiliates thereof otherwise would be or would have been required to pay that relate to the EDP Business with respect to any taxable period (or portion thereof) ending on or before the Closing Date shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such refund or the amount of any such credit within five (5) days after receipt or entitlement thereto.
          (b) Any Tax refund (including any interest in respect thereof) received by Sellers or any of their Affiliates and any amounts of overpayments of Tax credited against Tax which Sellers or any of their Affiliates otherwise would be or would have been required to pay that relate to the EDP Business with respect to any taxable period (or portion thereof) beginning after the Closing Date shall be for the account of Purchaser, and Sellers shall pay over to Purchaser any such refund or the amount of any such credit within a reasonable time after receipt or entitlement thereto.
     §6.17. Assistance and Cooperation. Sellers, Purchaser, their respective Affiliates, and the EDP Companies shall cooperate (or cause their Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business), including (i) preparation and filing of Returns that any other party is responsible for preparing and filing under Sections 6.14 and 6.18, (ii) preparing for any audits of, or disputes with Governmental or Regulatory Authorities regarding, and Returns of, the EDP Companies, (iii) making available to any party and to any taxing authority, as reasonably requested, all information, records and documents relating to Taxes of the EDP Companies and Quintiles Asia (solely with respect to the EDP Asia Business), and (iv) furnishing any other party with copies of all correspondence received from any Governmental or Regulatory Authority in connection with any Tax audit or information request with respect to which taxable periods for which any other party may have liability under Section 6.14.
     §6.18. Amended Returns. Neither Purchaser nor any of its Affiliates shall file or cause to be filed any amended Return or claims for refund of the EDP Companies or with respect to the EDP Business relating to any period (or portion thereof) that ends on or prior to the Closing Date without the prior written consent of Sellers which consent shall not be unreasonably withheld or delayed. None of Sellers, and none of their respective Affiliates shall, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, file or cause to be filed any amended Return with respect to the EDP Companies or the EDP Business to the extent such filing, if accepted, might reasonably be expected to change materially and adversely the Tax liability of Purchaser for any taxable period. An amended Return or claim for Tax refund for any Overlap Period hereunder shall be filed, or caused to be filed, by the party responsible for filing the original Return for such taxable period hereunder, if either Sellers or Purchaser so requests, except that such filing shall not be done without the consent, which shall not be unreasonably withheld or delayed, of Sellers (if the request is made by Purchaser) or of Purchaser (if the request is made by Sellers). Any amended Return or claim for Tax refund with respect to the EDP Companies for any tax period that begins and ends after the Closing Date shall be filed, or caused to be filed, only by Purchaser.
     §6.19. Assignability. (a) Notwithstanding anything in this Agreement to the contrary, to the extent that any attempted direct or indirect assignment or transfer of all or any portion of any Contract, work order, or Permit pursuant to any Transaction Document is ineffective for any reason, in order to provide Purchaser and the EDP Companies with the maximum permitted realization and value of any such Contract, work order, or Permit, Sellers agree that they will, at the request and under the direction of the relevant EDP Company, in the name of such Seller or otherwise as such EDP Company shall specify, take all reasonable actions and do or cause to be done all such things as shall in the reasonable opinion of Purchaser be necessary or proper (i) to assure that the material rights of Sellers under such Contracts, work orders, or Permits shall be preserved for the benefit of, or transferred or issued to, Purchaser and its Affiliates, (ii) to facilitate receipt of the consideration to be received by Sellers under such Contracts or, work orders, which consideration shall be held for the benefit of, and promptly delivered to, Purchaser, and (iii) to enforce all material rights of Sellers under such Contracts and work orders; provided, however, that Purchaser shall indemnify and hold harmless Sellers from any Losses arising from, or in connection with, such Contract, work order, or Permit except to the extent such Losses have resulted from actions taken or omitted due to any Seller’s willful misconduct, gross negligence or knowing violation of Law.
          (b) Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement or the Transaction Documents may be required from parties to Contracts (including the Material Contracts) and work orders entered into by Sellers or its Affiliates and that such consents have not been and may not be obtained. Purchaser agrees (i) that neither Sellers nor any of their respective Affiliates shall have any liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents, or because of the default under or acceleration or termination of any such Contract or work order as a result thereof and (ii) to assume any and all liabilities and obligations under such Contracts and work orders (irrespective of whether or not any such consents have been obtained). Purchaser further agrees that, notwithstanding any provision to the contrary herein, no representation, warranty or covenant of Sellers contained herein or the Transaction Documents shall be breached or deemed breached as a result of (x) the failure to obtain any such consent, or any default, acceleration or termination resulting from such failure, or (y) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any default, acceleration or termination resulting from such failure.
     §6.20. Transfer of Chapter 100 Bond Program Assets. On the Closing Date, Quintiles, Inc. shall contribute, assign and transfer to the U.S. Company all of its rights, title and interest in and to the Chapter 100 Bond Program Assets (as such term is defined in the U.S. Reorganization Agreement) as contemplated by the U.S. Reorganization Agreement.
     §6.21. Singapore Employee Transfer Regulations. With respect to the employees of the EDP Asia Business, Purchaser agrees to use its commercially reasonable efforts to cooperate and promptly provide Sellers with all information regarding measures which Purchaser intends to take with respect to the employees of the EDP Asia Business in sufficient time to enable Sellers to fulfill any obligations or requirements under Section 18A of the Employment Act, Chapter 91 of Singapore. Sellers shall communicate to the employees of the EDP Asia Business an initial notice following the date hereof. As soon as practical following such notice and prior to the Closing Date, Sellers and Purchaser shall jointly communicate to the employees of the EDP Asia Business a notice in a form to be agreed to between Sellers and Purchaser.
     §6.22. Section 338 Election. At the request of Purchaser, Quintiles, Inc. and Purchaser shall jointly complete and make a timely election under Section 338(h)(10) of the Code with respect to Quintiles Supplies on Form 8023 or in such other manner as may be required by rule or regulation of the IRS, or state or local law.
     §6.23. Marketing and Sales Support. Until the Closing Date, Sellers, Purchaser, their respective Affiliates, and the EDP Companies shall cooperate (or cause their Affiliates to cooperate) with each other in connection with (i) the announcement of the sale of the EDP Business to Purchaser and (ii) notification of customers of the EDP Business of the transactions contemplated by this Agreement.
     §6.24. Guaranties. (a) Purchaser agrees to use its commercially reasonable efforts to cause Quintiles Transnational to be released from any and all of its obligations under the Riccarton Guarantees, including (i) offering Heriot-Watt University normal commercial terms for a lease on similar property for a period of five (5) years or (ii) maintaining a two (2) year interest-bearing security deposit with Heriot-Watt University under the existing lease.
          (b) Sellers shall use their commercially reasonable efforts to cause Quintiles Supplies to be released from any and all of its obligations under the surety on the Berkshire Leases on or before the Closing Date and in any event Sellers shall cause Quintiles Supplies to be released from any and all of its obligations under the surety on the Berkshire Leases on or before December 31, 2005. Sellers agree to indemnify and hold any Purchaser Indemnified Party harmless from and against any Losses suffered, incurred or paid by any Purchaser Indemnified Party under, in connection with or related to the surety on the Berkshire Leases and shall reimburse such Purchaser Indemnified Party within thirty (30) days of receipt of any invoice from such Purchaser Indemnified Party setting forth the amount of Losses paid through such date, which Losses shall not in any manner be subject to the limitations set forth in Section 8.2(d). Notwithstanding anything to the contrary herein, the indemnity obligation set forth in this Section 6.24 shall continue until Quintiles Supplies has been released from all of its obligations under the surety on the Berkshire Leases.
     §6.25. Internal Accounting Controls. From the Closing Date until the expiration of three (3) calendar years following the completion of Sellers’ accounting and financial services to the EDP Business as set forth in the Transition Services Agreement, Purchaser covenants and agrees to, and to cause the EDP Companies to, grant Sellers and their auditors, accountants and other representatives access to and, if necessary, copies of the financial books and records of the EDP Business and Purchaser related to the time period during which Sellers provided accounting and financial services under the Transition Services Agreement. Such access and, as necessary, copies shall be solely for the purpose of enabling Sellers to respond to inquiries from its auditors, accountants, or the U.S. Securities and Exchange Commission or other Governmental or Regulatory Authorities regarding Sellers’ financial statements or Sarbanes-Oxley compliance during the time period when Sellers provided accounting and financial services under the Transition Services Agreement.
ARTICLE VII
CONDITIONS TO CLOSING
     §7.1. Conditions to the Obligations of Each Party. The purchase and assumption of the Equity Interests, the Singapore Assets and the Singapore Liabilities by Purchaser on the Closing Date and the sale and transfer of the Equity Interests, the Singapore Assets and the Singapore Liabilities by Sellers on the Closing Date are conditioned on the satisfaction, on or prior to the Closing Date, of each of the following conditions:
          (a) Injunctions; Illegality. The consummation of the transactions contemplated by this Agreement or the Transaction Documents shall not be restrained, enjoined or prohibited by any Order and there shall not have been any Law enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement or the Transaction Documents by any Governmental or Regulatory Authority which prevents the consummation of the transactions contemplated by this Agreement or the Transaction Documents or has the effect of making such transactions illegal.
          (b) Antitrust Laws; Similar Laws. Any applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws as described in Section 3.3 shall have expired, been terminated, been made or been obtained.
     §7.2. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

          (a) Performance. Sellers shall have performed in all material respects the covenants and obligations under this Agreement required to be performed by Sellers at or prior to the Closing Date and at the Closing. Sellers shall have delivered to Purchaser a certificate of an authorized officer as to the satisfaction of the conditions set forth in this Section 7.2(a) on the Closing Date.
          (b) Representations and Warranties. The representations and warranties of Sellers contained in Article III and Article IV (ignoring for this purpose any qualification as to “materiality”, “material”, “materially”, “material adverse effect” or “Material Adverse Effect”, other than such qualifications contained (x) in the representations and warranties set forth in Section 4.3(a) (Financial Statements) and Section 4.4(x) and (y) (Absence of Certain Changes) and (y) the listing requirements set forth in the representations and warranties with respect to Section 3.3(z) (Consents and Approvals), Section 4.7(a) (Leased Real Property), Section 4.8(a)(iv) (Material Contracts), Section 4.12(b) (Intellectual Property) and Section 4.14(a) (Employee Benefit Plans)), shall be true and correct at and as of the Closing Date as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date), except for such failure to be true and correct that does not have a Material Adverse Effect with respect to the EDP Companies and the EDP Asia Business, taken as a whole, or such Seller, as the case may be. Sellers shall have delivered to Purchaser a certificate of an authorized officer as to the satisfaction of the conditions set forth in this Section 7.2(b) dated as of the Closing Date.
          (c) Non-foreign Person Affidavit. Quintiles, Inc. shall have delivered to Purchaser on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code.
          (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the EDP Companies and the EDP Asia Business, taken as a whole.
          (e) Resignations. Purchaser shall have received the resignations, effective as of the Closing, of each officer and director of the EDP Companies set forth in Section 7.2(e) of the Sellers’ Disclosure Letter.
          (f) Master Independent Contractor Agreements. Quintiles, Inc. and the EDP Companies shall have executed the Master Independent Contractor Agreements (the “Master Independent Contractor Agreements”) in the form attached as Exhibit E-1 through Exhibit E-3 to this Agreement.
          (g) Facility and IT Separation Agreement. Quintiles, Inc. shall have executed the Facility and IT Separation Agreement in the form attached as Exhibit F hereto (the “Facility and IT Separation Agreement”).
          (h) Transition Services Agreement. Quintiles Transnational shall have executed and delivered the Transition Services Agreement in the form attached as Exhibit G to this Agreement (the “Transition Services Agreement”).

          (i) Commercial Agreement. Quintiles Transnational and Purchaser shall have executed and delivered the Commercial Agreement in the form attached as Exhibit H hereto (the “Commercial Agreement”).
          (j) Consents. The consents described in Section 7.2(j) of the Sellers’ Disclosure Letter shall have been obtained.
     §7.3. Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of or waiver by Sellers on or prior to the Closing Date of the following further conditions:
     (a) Performance. Purchaser shall have performed in all material respects the covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.
     (b) Representations and Warranties. The representations and warranties of Purchaser contained in Article V shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date); provided, that all representations and warranties qualified by “material”, “materially”, “material adverse effect” or “Material Adverse Effect” shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date). Purchaser shall have delivered to Sellers a certificate of an authorized officer as to the satisfaction of the conditions set forth in this Section 7.3(b) dated as of the Closing Date.
     (c) Facility and IT Separation Agreement. Purchaser shall have executed the Facility and IT Separation Agreement.
     §7.4. Frustration of Closing Conditions. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to comply with its obligations under this Agreement.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
     §8.1 Survival of Representations. (a) The representations and warranties of Sellers contained in this Agreement shall survive until March 31, 2007, except for (i) representations and warranties with respect to Section 3.1 (Existence and Good Standing of Seller; Ownership of Equity Interests and Singapore Assets), Section 3.2(a) (Authorization), Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization) and Section 4.20 (Brokers’ or Finders’ Fees) (collectively, the “Excluded Seller Representations”), each of which shall survive until the later of (x) the fifth (5th) anniversary of the date hereof and (y) expiration of the applicable statute of limitations, (ii) Section 4.14 (Employee Benefits Plans) (but only to the ex-

tent such representations and warranties relate to liabilities arising under Title IV of ERISA or any similar statute), Section 4.11 (Taxes) and Transfer Taxes payable in connection with the Reorganization pursuant to Section 4.21 (The Reorganization), each of which shall survive until the applicable statute of limitations, and (iii) Section 4.15 (Environmental Laws and Safety Regulations), which shall survive until the third (3rd) anniversary of the Closing Date.
          (b) The representations and warranties of Purchaser contained in this Agreement shall survive until March 31, 2007, except for representations and warranties with respect to Section 5.1 (Existence and Good Standing of Purchaser), Section 5.2(a) (Authorization), Section 5.4 (Purchase for Investment), Section 5.6 (Solvency; Funds) and Section 5.8 (Brokers’ or Finders’ Fees) (collectively, the “Excluded Purchaser Representations”), each of which shall survive until the later of (x) the fifth (5th) anniversary of the date hereof and (y) expiration of the applicable statute of limitation.
     §8.2 Indemnification. (a) From and after the Closing Date, and subject to the other provisions of this Article VIII, Sellers agree to jointly and severally indemnify and hold Purchaser and its Affiliates and their respective officers, directors, employees and agents (each, a “Purchaser Indemnified Party”) harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses incurred in the defense of claims, any increases in insurance premiums in the following year directly resulting from claims paid pursuant to Section 8.5(d) and all out-of-pocket expenses paid in connection with any reasonable steps taken to mitigate pursuant to Section 8.5(d), but excluding costs incurred in complying with a request from a customer of the EDP Business for the re-work or the re-performance of services provided under any Contract or work order, loss of business reputation or opportunity and consequential, indirect, punitive and other special damages regardless of the legal theory (other than punitive and other special damages awarded to a third party)) (collectively, “Losses”), suffered, incurred or paid to the extent arising from (i) the failure of any representation or warranty made by any Seller in this Agreement (other than (x) Section 4.11 (Taxes) and with respect to Transfer Taxes payable in connection with the Reorganization pursuant to Section 4.21 (The Reorganization), which shall be governed exclusively by Section 8.2(f) below and (y) customer claims resulting in Pre-Closing Customer Losses, which shall be governed exclusively by Section 8.2(a)(v) below regardless if such customer claim would otherwise have given rise to a breach of one or more representations and warranties made by Sellers (including the representations and warranties in Section 4.3 (Financial Statements; Liabilities), Section 4.8 (Material Contracts), Section 4.9 (Litigation) and Section 4.16 (Customers)) to be true and correct on the Closing Date or, if a representation or warranty expressly relates to a date prior to the Closing Date, on such prior date (in each case (A) as such representation or warranty (other than (x) the representations and warranties set forth in Section 4.3(a) (Financial Statements) and Section 4.4(x) and (y) (Absence of Certain Changes) and (y) the listing requirements set forth in the representations and warranties with respect to Section 3.3(z) (Consents and Approvals), Section 4.7(a) (Leased Real Property), Section 4.8(a)(iv) (Material Contracts), Section 4.12(b) (Intellectual Property) and Section 4.14(a) (Employee Benefit Plans)) would read if all references to “material”, “materially”, “material adverse effect”, “Material Adverse Effect” were deleted therefrom and (B) as the representations and warranties contained in Section 4.11 (Tax Returns; Other Tax Matters) would read as if all references to “Knowledge of Sellers” were deleted therefrom), (ii) any breach by any Seller of any of its covenants or agreements (including any indemnity obligations) contained herein or in the Transaction

Documents, (iii) any liabilities retained by the Sellers pursuant to the Reorganization Agreements, (iv) the Scheduled Claims and (v) any Pre-Closing Customer Losses. “Pre-Closing Customer Loss” means any Losses sought by a customer of the EDP Business arising from the negligent performance of EDP Business services by Sellers or any of their respective Subsidiaries prior to the Closing Date under Contract or work order for such customer; provided that (a) such customer shall have made such request for such Losses and (b) Purchaser shall have notified Sellers of such request, in each case prior to March 31, 2007.
          (b) From and after the Closing Date, and subject to the other provisions of this Article VIII, Purchaser and the EDP Companies agree to jointly and severally indemnify and hold Sellers and their respective Affiliates (other than the EDP Companies) and their respective officers, directors, employees and agents (each, a “Seller Indemnified Party”) harmless from and against Losses suffered, incurred or paid to the extent arising from (i) the failure of any representation or warranty made by Purchaser in this Agreement to be true and correct on the Closing Date or, if a representation or warranty expressly relates to a date prior to the Closing Date, on such prior date; provided, that Purchaser and the EDP Companies shall indemnify such persons with respect to a breach of Section 5.6 (Solvency; Funds) solely in the case of a third party claim, (ii) any breach by Purchaser of any of the covenants or agreements (including any indemnity obligations) contained herein or in the Transaction Documents, (iii) the operation of the EDP Business or the EDP Companies after the Closing Date, (iv) after the Closing, any breach by the EDP Companies of any of their respective covenants or agreements (including any indemnity obligations) contained in the Transaction Documents, (v) any liabilities assumed by the EDP Companies pursuant to the Reorganization Agreements or any liabilities assumed by Purchaser under this Agreement and (vi) all Taxes imposed on Quintiles, Inc. or any of its Affiliates as a result of the joint election under Section 338(h)(10) of the Code to treat the sale of stock of Quintiles Clinical pursuant to this Agreement as an asset sale for Federal income tax purposes, and any analogous provisions of state and local law.
          (c) The obligations to indemnify and hold harmless pursuant to Section 8.2(a)(i) and Section 8.2(b)(i) shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 8.1(a) and Section 8.1(b), respectively, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.
          (d) The obligations of Sellers to indemnify and hold harmless (including through the application of insurance proceeds) pursuant to Sections 8.2(a)(i), Section 8.2(a)(iv) and Section 8.2(a)(v) and Purchaser and the EDP Companies to indemnify and hold harmless pursuant to Section 8.2(b)(i) shall be limited to an aggregate amount of fifteen per cent (15%) of the aggregate of the Final Purchase Price and the principal amount of the Intercompany Note and any interest accrued thereon through the Closing Date. No Person shall be entitled to recovery for Losses pursuant to Section 8.2(a)(i), Section 8.2(a)(iv) or Section 8.2(b)(i) until the total amount of such Person’s Losses (including, in the case of a Purchaser Indemnified Party, any Pre-Closing Customer Losses for which the Purchaser Indemnified Parties have not been indemnified in accordance with Section 8.2(a)(v)) exceeds one million eight hundred seventy-five thousand ($1,875,000) dollars (the “Basket Amount”), and then only to the extent such Losses exceed the Basket Amount. The limitations set forth in the immediately preceding sentence shall not apply to claims for indemnification for breaches of representations and warranties set forth in

(i) Section 4.19(b) (Sufficiency of Assets) and Section 4.21 (The Reorganization) (but only with respect to Transfer Taxes payable in connection with the Reorganization); provided, that Sellers may cure any breach thereof by delivering, transferring or assigning to Purchaser or the Companies the tangible asset or Intellectual Property not delivered to Purchaser or the Companies on or before the Closing Date, (ii) the Excluded Seller Representations, (iii) the representations and warranties with respect to Employee Benefits Plans (Section 4.14) (but only to the extent such representations and warranties relate to liabilities arising under Title IV of ERISA or any similar statute) and (iv) the Excluded Purchaser Representations. Notwithstanding anything contained in this Article VIII, individual claims or series of related claims that are equal to or less than $25,000 shall not be taken into consideration for purposes of determining whether or not a Loss (including a Pre-Closing Customer Loss) has occurred; provided, that individual claims or series of related claims that are equal to or less than $50,000 shall not be taken into consideration for purposes of determining whether or not a Loss arising from the failure of the representations and warranties contained in Section 4.10 (Compliance with Laws; Permits) to be true and correct has occurred.
          (e) Subject to the other limitations on Sellers’ obligations to indemnify in this Article VIII, Sellers shall only be under an obligation to indemnify pursuant to Section 8.2(a)(v) for the aggregate amount of
         (i) the portion of a Pre-Closing Customer Loss that exceeds fifty percent (50%) of the lesser of (x) the then-applicable deductible under the Sellers’ E&O Insurance (as defined below) and (y) $2.5 million (such lesser amount, the “Deemed Deductible”); provided, that Sellers’ obligation to indemnify pursuant to this clause (i) shall not exceed fifty percent (50%) of the Deemed Deductible; plus
         (ii) one hundred percent (100%) of the portion of a Pre-Closing Customer Loss that is greater than the Deemed Deductible and equal to the positive difference, if any, between (x) the then-applicable deductible and (y) the Deemed Deductible; provided, that if a Pre-Closing Customer Loss is not recoverable under the Sellers’ E&O Insurance, Sellers shall only be under an obligation to indemnify Purchaser for fifty percent (50%) of the portion of the Pre-Closing Customer Loss that is greater than the Deemed Deductible and equal to the positive difference, if any, between (x) the then-applicable deductible and (y) the Deemed Deductible; plus
         (iii) the actual recovery, if any, by a Seller of such Pre-Closing Customer Loss under the Sellers’ E&O Insurance; plus
         (iv) fifty percent (50%) of the portion of a Pre-Closing Customer Loss that (x) exceeds the then-applicable deductible and (y) is not recoverable under the Sellers’ E&O Insurance.
For example,
(A)	if the Pre-Closing Customer Loss is $1.75 million and the Deemed Deductible is $2.5 million, Sellers would be under an obligation to indemnify Purchaser for $0.5 million;

(B)	if the Pre-Closing Customer Loss is $3.0 million, the Deemed Deductible is $2.5 million, the then-applicable deductible is $2.8 million and the Pre-Closing Customer Loss is not recoverable under the Sellers’ E&O Insurance, Sellers would be under an obligation to indemnify Purchaser for the aggregate of (i) $1.25 million (i.e., fifty percent (50%) of the Deemed Deductible), (ii) $150,000 (i.e., fifty percent (50%) of the portion of the Pre-Closing Customer Loss that is greater than the Deemed Deductible and equal to the positive difference between (x) the then-applicable deductible and (y) the Deemed Deductible), and (iii) $100,000 (i.e., fifty percent (50%) of the portion of the Pre-Closing Customer Loss that (x) exceeds the then-applicable deductible and (y) is not recoverable under the Sellers’ E&O Insurance).

(C)	if the Pre-Closing Customer Loss is $4.5 million, the Deemed Deductible is $2.5 million, the then-applicable deductible is $3.0 million and Sellers actually recover $1.5 million under the Sellers’ E&O Insurance, Sellers would be under an obligation to indemnify Purchaser for the aggregate of (i) $1.25 million (i.e., fifty percent (50%) of the Deemed Deductible), (ii) $500,000 (i.e., one hundred percent (100%) of the portion of the Pre-Closing Customer Loss that is greater than the Deemed Deductible and equal to the positive difference between (x) the then-applicable deductible and (y) the Deemed Deductible) and (iii) $1.5 million (i.e., the actual recovery by Sellers under the Sellers’ E&O Insurance); and

(D)	if the Pre-Closing Customer Loss is $8.0 million, the Deemed Deductible is $2.5 million (and the then-applicable deductible is equal to the Deemed Deductible) and Sellers actually recover $3.0 million under the Sellers’ E&O Insurance, Sellers would be under an obligation to indemnify Purchaser for the aggregate of (i) $1.25 million (i.e., fifty percent (50%) of the Deemed Deductible), (ii) $3.0 million (i.e., the actual recovery by Sellers under the Sellers’ E&O Insurance) and (iii) $1.25 million (i.e., fifty percent (50%) of the portion of the Pre-Closing Customer Loss that exceeds the then-applicable Deductible and is not recoverable under the Sellers’ E&O Insurance).
During the period commencing on the Closing Date and ending on March 31, 2007, Sellers shall use their respective commercially reasonable efforts to maintain errors and omissions claims-made insurance generally covering Pre-Closing Customer Losses on terms and conditions substantially similar to the terms and conditions set forth in Section 8.2(e) of the Sellers’ Disclosure Letter (the “Sellers’ E&O Insurance”) (other than deductible amounts); provided, that Sellers shall be under no obligation to add the Purchaser or any of its Affiliates as an “additional insured” under the Sellers’ E&O Insurance or otherwise provide the Purchaser or its Affiliates any rights thereunder. In addition to the obligations set forth in Section 8.4(a), Purchaser shall promptly provide written notice to Sellers if Purchaser or its Affiliates become aware that any EDP Business services provided to customers of the EDP Business prior to the Closing Date were negligently performed; provided, that the failure to so notify the Sellers shall not affect the Sellers’ indemnification obligation hereunder except as and to the extent that such failure shall actually and adversely affect the ability to recover under the Sellers’ E&O Insurance or otherwise affect the defense of such claims. Sellers agree to promptly notify their applicable insurance carrier or adjustor in the event that it receives written notice (whether from Purchaser or otherwise) that any EDP Business services provided to customers of the EDP Business prior to the Closing Date were negligently performed and agrees to take all reasonable steps to insure that such insurance carrier or adjustor reimburses Sellers for such Pre-Closing Customer Losses that Purchaser reasonably believes are recoverable under the Sellers’ E&O Insurance.
     (f) Each Seller shall jointly and severally indemnify Purchaser and its Affiliates and the EDP Companies and hold them harmless from and against any Losses attributable to: (i) all liability for Taxes (or non-payment thereof) of the EDP Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Overlap Period, (ii) all liability for any breach of Sellers’ representations and warranties contained in Section 4.11 (Taxes) (as such representations and warranties would read if all references to “material”, “materially”, “material adverse effect”, “Material Adverse Effect” and “Knowledge of Sellers” were deleted therefrom) and Section 4.21 (The Reorganization; but only with respect to Transfer Taxes payable in connection with the Reorganization) and (iii) all liability for Taxes imposed on Quintiles Clinical pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation.
     §8.3 Indemnification Procedure. (a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.2 (an “Indemnified Party”), including any claim by a third party described in Section 8.4, which would give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate which shall:
          (i) state that the Indemnified Party has paid or properly accrued Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement;
          (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related, if any, and the computation of the amount of Loss to which such Indemnified Party claims to be entitled hereunder; and
          (iii) attach thereto all supporting documents, calculations, correspondence and all other documents related to each item of Loss set forth on the certificate.
          (b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any par-

ticular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction set forth in Section 10.8.
          (c) Subject to the limitations set forth in Section 8.2(b) above, claims for Losses specified in any certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.4, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay, or cause to be paid, to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.
     §8.4 Third Party Claims. (a) Except in the case of a claim pursuant to Section 8.2(f), which shall be governed by Section 8.4(b), if a claim by a third party is made or threatened against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly cause written notice to the Indemnifying Party of such claims; provided, that the failure to so notify the Indemnifying Party of such claim shall not affect the Indemnifying Party’s indemnification obligation hereunder except as and to the extent that such failure shall actually and adversely affect the defense of such claim. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably of its choosing and reasonably acceptable to the Indemnified Party, of the settlement or defense thereof and the Indemnified Party shall cooperate fully with it in connection therewith. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided, that in such event it shall waive any right to indemnity by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented in writing to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement except if the Indemnifying Party acknowledges its obligations to indemnify the Indemnified Party for any Losses related to such Claim and such settlement does not include any acknowledgement of misconduct by the Indemnified Party. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

          (b) Purchaser shall promptly notify Sellers in writing of all notifications and other communications with any taxing authority relating to any Tax audit or other proceeding relating to the Tax liability of Sellers with respect to the EDP Business and the EDP Companies relating to a taxable year or period (or portion thereof) ending on or prior to the Closing Date. The failure of Purchaser to give Sellers such written notice shall excuse Sellers from its obligations under Section 8.2(a) hereof with respect to any increased Tax liability directly attributable to any such notification or other communication if the failure to provide such written notice materially adversely affected the ability of Sellers to contest any claim arising from such Tax audit or other proceeding. Sellers and their duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of Sellers for all taxable periods and with respect to the EDP Business and the EDP Companies for all taxable years or periods (or portions thereof) ending on or prior to the Closing Date; provided, however, that neither Sellers nor their duly appointed representatives shall, without the prior written consent of Purchaser, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of Purchaser or any of its Affiliates (including the EDP Companies) for any taxable year or period (or portion thereof) ending after the Closing Date. Except as provided in the preceding sentence, Purchaser shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to the EDP Business (including the EDP Companies) for all taxable periods after the Closing Date; provided, however, that neither Purchaser nor its duly appointed representatives shall, without the prior written consent of Sellers, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of Sellers or any of their respective Affiliates (including the EDP Companies) for any taxable year or period (or portion thereof) ending on or prior to the Closing Date.
     §8.5 Exclusive Remedy; Limitations. (a) With the exception of any claims based on fraud, Sellers and Purchaser agree that the indemnification provisions contained in this Article VIII shall, after the Closing, be the exclusive remedy for any and all Losses suffered, incurred or paid with respect to any breach of the covenants, agreements, representations and warranties set forth in this Agreement and the Transaction Documents (other than the Master Independent Contractor Agreements or any additional remedies expressly set forth in the other Transaction Documents); provided, however, that in addition to such indemnification, the parties may seek equitable remedies, including specific performance in accordance with applicable Laws.
          (b) No party shall be entitled to recover under this Article VIII for any Losses to the extent such Losses arise out of changes after the Closing Date in applicable Law or GAAP, or interpretations thereof.
          (c) If any Indemnified Party is indemnified for any Losses by a third party then the Indemnifying Party shall be subrogated to all rights and remedies of such Indemnified Party against such third party, and the Indemnified Party shall cooperate with and assist the Indemnifying Party in asserting all such rights and remedies against such parties.

          (d) Each party shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss (including seeking recovery from insurance or other collateral sources) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss. No party shall be entitled to recover under this Article VIII for any Losses to the extent such Losses are actually recovered by an Indemnified Party under any applicable insurance policies or other collateral sources. If there is a recovery by an Indemnified Party under any insurance policy or from any other collateral source subsequent to its indemnification by the Indemnifying Party, such Indemnified Party shall promptly pay over the amount of such re covery to the Indemnifying Party (but no more than the amount of Losses for which the Indemnifying Party has indemnified the Indemnified Party).
          (e) The amount of any Loss for which indemnification is provided under Section 8.2(a) shall be reduced by the amount of any corresponding Current Liabilities or reserves set forth in the Closing Date Working Capital.
          (f) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE OBLIGATION OF SELLERS TO INDEMNIFY PURSUANT TO SECTION 8.2(a)(v) SHALL BE PURCHASER’S SOLE AND EXCLUSIVE REMEDY FOR ANY PRE-CLOSING CUSTOMER LOSS.
     §8.6 Tax Benefit. (a) If Sellers make any payment under Section 8.2(a) hereof and such payment gives rise to a Tax Benefit to Purchaser or any of its Affiliates, then promptly following the filing of the Return (or Returns) reflecting such Tax Benefit, Purchaser shall pay to Sellers the amount of such Tax Benefit. The determination of any such Tax Benefit shall be made in good faith by Purchaser and, if requested by Sellers, shall be verified in writing by an independent certified public accounting firm selected by Purchaser and reasonably satisfactory to Sellers. For purposes of this Agreement, “Tax Benefit” shall mean the sum of the amount by which the actual Tax liability of a corporation to the appropriate taxing authority is reduced (including, without limitation, by or as a result of a deduction, increase in basis, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to the taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest (on an after-Tax basis) from such government or jurisdiction relating to such Tax liability.
          (b) Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to Purchase Price for Tax purposes unless a determination (as defined in Code Section 1313) or similar event under Tax law with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the Purchase Price for U.S. federal income Tax purposes or foreign Tax purposes, as the case may be.
ARTICLE IX
TERMINATION AND ABANDONMENT
     §9.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

          (a) by mutual consent of Sellers and Purchaser;
          (b) by either Purchaser, on the one hand, or Sellers, on the other hand, if:
          (i) any Governmental or Regulatory Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or over turned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law or Order shall have become final and non-appealable; provided, that the party seeking to terminate pursuant to this Section 9.1(b)(i) shall have used its commercially reasonable efforts to challenge such Law or Order in accordance with Section 6.3 and Section 6.8, as applicable; or
          (ii) the Closing shall not have occurred on or prior to October 31, 2005; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;
          (c) by Sellers, if: (i) any of the representations and warranties of Purchaser contained in this Agreement shall fail to be true and correct, (ii) there has been a failure of the conditions set forth in Section 7.3, (iii) there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement that, in the case of clauses (i), (ii) or (iii) above, (x) would result in the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (y) which is not curable or, if curable, is not cured upon the thirtieth (30th) day after written notice thereof is given by Sellers to Purchaser, or (iv) there has been a breach by Purchaser of its obligation to close notwithstanding that Purchaser’s conditions to Closing set forth in Article VII have been satisfied (or any intentional breach by Purchaser of any pre-Closing obligation that leads to a failure of any such condition to be satisfied); provided, that Sellers may not terminate this Agreement pursuant to this Section 9.1(c) if Sellers are in material breach of this Agreement; or
          (d) by Purchaser, if: (i) any of the representations and warranties of Sellers contained in this Agreement shall fail to be true and correct, (ii) there has been a failure of the conditions set forth in Section 7.2, (iii) there shall be a breach by Sellers of any covenant or agreement of Sellers in this Agreement that, in the case of clauses (i), (ii) or (iii) above, (x) would result in the failure of a condition set forth in Sections 7.2(a) or 7.2(b) and (y) which is not curable or, if curable, is not cured upon the thirtieth (30th) day after written notice thereof is given by Purchaser to Sellers, or (iv) there has been a breach by Sellers of their respective obligations to close notwithstanding that Sellers’ conditions to Closing set forth in Article VII have been satisfied (or any intentional breach by Sellers of any pre-Closing obligation that results in a failure of any such condition to be satisfied); provided, that Purchaser may not terminate this Agreement pursuant to this Section 9.1(d) if Purchaser is in material breach of this Agreement.
     §9.2. Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 9.1 by either Purchaser, on the one hand, or Sellers, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and, subject to Section 9.2(b) there shall be no liability hereunder on the part of Purchaser or Sellers, except that Sections 6.2(b) and 6.2(e) (Access and Information), Section 6.4

(Public Announcements), Section 9.1 (Termination), this Section 9.2 and Article X shall survive any termination of this Agreement. Nothing in this Section 9.2 shall relieve any party to this Agreement of liability for breach of this Agreement.
          (b) In the event of the termination of this Agreement at any time prior to the Closing by:
          (i) Purchaser pursuant to Section 9.1(d)(iv), then Sellers shall pay to Purchaser, within three (3) Business Days following termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Purchaser, in the amount equal to $22,000,000, such amount representing Purchaser’s sole and exclusive remedy for any liabilities or damages arising out of any such breach of this Agreement; or
          (ii) Sellers pursuant to Section 9.1(c)(iv), then Purchaser shall pay to Sellers within three (3) Business Days following termination of this Agreement, a fee, by wire transfer in immediately available funds, to an account specified by Sellers, in the amount equal to $22,000,000, such amount representing Sellers’ sole and exclusive remedy for any liabilities or damages arising out of any such breach of this Agreement.
Each of Sellers and Purchaser agrees that the provisions contained in this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement set forth in this Section 9.2(b) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 9.2(b) are reasonable forecasts of the actual damages which may be incurred by Sellers and Purchaser under such circumstances. The amounts payable pursuant to this Section 9.2(b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement pursuant to Section 9.1(c)(iv) or Section 9.1(d)(iv). If either party fails to pay the other party any amounts due under this Section 9.2(b), such party shall pay the costs and expenses (including reasonable legal fees and expenses) of the other party in connection with any action, including filing of any lawsuit or other legal action, taken to collect payment. Any amounts not paid when due pursuant to this Section 9.2(b) shall bear interest from the date such payment is due until the date paid at a rate equal to eight percent (8%).
ARTICLE X
MISCELLANEOUS
     §10.1. Fees and Expenses. Except as set forth in Section 6.7 and Section 6.8, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
     §10.2. Notices. All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:
(a)	if to Sellers, to each of them at:

c/o Quintiles Transnational Corp. Attn: General Counsel 4709 Creekstone Drive, Suite 200 Durham, North Carolina 27703 Facsimile: 919-998-2090

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP 2500 Wachovia Capitol Center Raleigh, North Carolina 27601 Attention: Gerald F. Roach, Esq. Facsimile: 919-821-6800

and

White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Attention: John Reiss, Esq. Facsimile: 212-354-8113

(b)	if to Purchaser, to:

Aptuit, Inc. Three Greenwich Office Park Greenwich, Connecticut 06831 Attention: General Counsel Facsimile: 203-422-0266

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP 45 Rockefeller Plaza New York, New York 10111 Attention: Othon Prounis, Esq. Facsimile: 212-841-5725;
or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 10.2 to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.
     §10.3. Entire Agreement. This Agreement and the Transaction Documents contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.
     §10.4. Disclosure. Any matter set forth in any section of the Sellers’ Disclosure Letter shall be deemed set forth in all other sections of the Sellers’ Disclosure Letter, whether or not a specific cross reference appears, to the extent such cross disclosure is reasonably apparent on the face of the disclosure. The inclusion of any information in any section of the Sellers’ Disclosure Letter shall not be deemed to be an admission or acknowledgment by Sellers that such information is required to be listed in such section or is material to or outside the ordinary course of the EDP Business, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in the Sellers’ Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Sellers’ Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, the Sellers’ Disclosure Letter and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of applicable Law or breach of contract).
     §10.5. Release. Effective as of the Closing Date, Purchaser, on behalf of itself, its Affiliates (including, without limitation, the EDP Companies) and their respective successors and assigns, hereby agrees to, and agrees to cause the EDP Companies at Closing to, waive, release, acquit and forever discharge, to the fullest extent permitted by law, Sellers and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (in their respective capacities as such, each, a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively, “Claims”) which Purchaser, the EDP Companies, or their respective Affiliates or successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever existing or arising on or prior to the Closing Date. Purchaser agrees not to, and agrees to cause its Affiliates and Subsidiaries (including the EDP Companies) not to, assert any Claim against the Seller Releasees. Effective as of the Closing Date, Sellers, on behalf of themselves, their respective Affiliates (other than the EDP Companies) and their respective successors and assigns, hereby agree to at Closing, waive, release, acquit and forever discharge, to the fullest extent permitted by law, Purchaser, the EDP Companies, and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (in their respective capacities as such, each a “Purchaser Releasee”) of, from and against any and all Claims which Sellers or their respective Affiliates or successors and assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever existing or arising on or prior to the Closing Date. Sellers agree not to, and agree to cause their Affiliates and Subsidiaries not to, assert any Claim against the Purchaser Releasees. Notwithstanding the forego ing, neither Sellers nor Purchaser nor their respective successors and assigns release their rights and interests under the terms and conditions of this Agreement, the Transaction Documents, the Intra-Group EDP Projects (as defined in the Reorganization Agreements), any intercompany payables and receivables not satisfied at Closing as set forth in Section 6.1(c) and the Confidentiality Agreement.

     §10.6. Parties in Interest; Assignment; Amendment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties. Any assignment of this Agreement or any of the rights, interests and obligations hereunder in contravention with this Section 10.6 shall be null and void and have no effect, except that Purchaser may assign its rights to acquire the EDP Companies or the Singapore Assets and Singapore Liabilities to a Subsidiary of Purchaser without discharge or novation of Purchaser’s obligations under this Agreement. This Agreement may not be amended except by a written instrument executed by Purchaser and Sellers.
     §10.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
     §10.8. Applicable Law; Jurisdiction. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN SUCH MANNER.
     §10.9. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

     §10.10. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.
     §10.11. Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives, and agrees to cause its Affiliates to waive, all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.
     §10.12. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     §10.13. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     §10.14. Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
     §10.15. Investigation by Purchaser; Sellers’ Liability. (a) Purchaser acknowledges that it and its representatives have been provided all access that Purchaser and its representatives have requested to the personnel, properties, premises and records of the EDP Companies and the EDP Business. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon its own investigation, review and analysis and not on any factual representations or opinion of Sellers with respect to the EDP Companies, the EDP Business or any of Sellers’ or the EDP Companies’ respective representatives (except the specific representations and warranties of Sellers set forth in Articles III and IV of this Agreement).
          (b) Purchaser acknowledges and agrees, to the fullest extent permitted by law, that:
          (i) none of Sellers, the EDP Companies or any of their respective directors, officers, stockholders, employees, Affiliates, controlling Persons, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied (except the specific representations and warranties of Sellers set forth in Articles III and IV of this Agreement), as to the accuracy or completeness of any of the information (including set forth in management summaries relating to the EDP Business or the EDP Companies, in materials furnished in the EDP Business’ data room, in presentations by the EDP Business’ manage-

ment or otherwise) provided or made available to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives; and
          (ii) none of Sellers, the EDP Companies or any of their respective directors, officers, employees, stockholders, Affiliates, controlling Persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including in contract or tort, under United States, United Kingdom, Singapore or other securities laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the EDP Business, in materials furnished in the EDP Business’ data room, in presentations by the EDP Business’ management or otherwise), to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or representatives (or any omissions therefrom), except that the foregoing limitations shall not apply to Sellers insofar as Sellers make the specific representations and warranties set forth in Articles III and IV of this Agreement.
*     *     *     *     *

          IN WITNESS WHEREOF, each of the parties hereto have caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first written above.

APTUIT, INC.
By:	/s/ Michael A. Griffith
	Name:	Michael A. Griffith
	Title:	Chief Executive Officer

QUINTILES TRANSNATIONAL CORP.
By:	/s/ John S. Russell
	Name:	John S. Russell
	Title:	Executive Vice President and General Counsel

QUINTILES, INC.
By:	/s/ John S. Russell
	Name:	John S. Russell
	Title:	President

QUINTILES LIMITED
By:	/s/ John Goodacre
	Name:	John Goodacre
	Title:	Director

QUINTILES EAST ASIA PRIVATE LIMITED
By:	/s/ John S. Russell
	Name:	John S. Russell
	Title:	Director

EARLY DEVELOPMENT AND PACKAGING SERVICES USA, LLC
By:	/s/ John S. Russell
	Name:	John S. Russell
	Title:	Manager

EARLY DEVELOPMENT AND PACKAGING SERVICES (UK) LIMITED
By:	/s/ John S. Russell
	Name:	John S. Russell
	Title:	Director

QUINTILES CLINICAL SUPPLIES AMERICAS, INC.
By:	/s/ John S. Russell
	Name:	John S. Russell
	Title:	President

List of Omitted Schedules and Attachments
The following exhibits and attachments have been omitted from this filing:

ANNEXES

Annex A	Singapore Assets
Annex B	Singapore Liabilities
Annex C	Purchase Price Allocation between Sellers
Annex D	Equity Interests
Annex E	Excluded Assets

EXHIBITS

Exhibit A	Intercompany Note
Exhibit B-1/B-2	Reorganization Agreements
Exhibit C	Singapore Assignment and Assumption Agreement
Exhibit D	Confidentiality Agreement
Exhibit E-1/E-3	Master Independent Contractor Agreements
Exhibit F	Facility and IT Separation Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Commercial Agreement

SELLERS’ DISCLOSURE LETTER

Section 1.1(a)	Scheduled Claims
Section 1.5	Knowledge of Sellers
Section 3.3	Consents and Approvals; No Violations
Section 4.2	Capitalization
Section 4.3(a)	Financial Statements
Section 4.3(b)	Liabilities
Section 4.4	Absence of Certain Changes
Section 4.5	Title to Personal Properties
Section 4.6	Owned Real Property
Section 4.7(a)	Leased Real Property
Section 4.7(c)	Leased Real Property—Encumbrances
Section 4.7(d)	Leased Real Property—Exercise of Options
Section 4.7(e)	Leased Real Property—Third Party Interests
Section 4.8(a)	Material Contracts
Section 4.8(b)	Defaults Under Material Contracts
Section 4.9	Litigation
Section 4.10(a)	Compliance with Laws
Section 4.10(b)	Permits
Section 4.10(c)	Notices from Governmental or Regulatory Authorities
Section 4.11(b)	Tax Controversies
Section 4.12(a)	EDP Intellectual Property

Section 4.12(b)	Third Party Licenses and Intellectual Property Agreements
Section 4.12(d)	Liens on Intellectual Property
Section 4.13(a)	Employee Matters
Section 4.13(b)	List of EDP Business Employees, as of July 15, 2005
Section 4.14(a)	U.S. Employee Benefit Plans
Section 4.14(b)	Legal Matters Related to U.S. Employee Benefit Plans
Section 4.14(c)	Certain Matters Related to U.K. EDP Business Employees
Section 4.14(d)	U.K. Employee Benefits
Section 4.15(a)	Compliance with Environmental Laws
Section 4.15(b)	Notices Regarding Actual or Alleged Violations of Environmental Laws
Section 4.16	Customer List
Section 4.17	Supplier List
Section 4.18	Affiliate Transactions
Section 4.19	Reorganization/Sufficiency of Assets
Section 4.21	Reorganization
Section 6.1(a)	Conduct of the Businesses
Section 6.5(a)(ii)	U.S. EDP Employees Severance and Benefits
Section 6.12	Sellers’ Marks
Section 6.14(e)	Deferred Tax Allocation Methodology
Section 6.15(b)	U.K. Employee Severance Payments
Section 7.2(e)	EDP Companies Director and Officer Resignations
Section 7.2(j)	Consents
Section 8.2(e)	Sellers’ E&O Insurance
Quintiles hereby agrees to furnish supplementally to the Commission a copy of any omitted exhibit or attachment upon the Commission’s request.